Exhibit 10.36

FRANCHISE AGREEMENT

BETWEEN

SUMMERFIELD HOTEL COMPANY, L.P.

(Franchisor)

and

KPA LEASECO IV, INC.

(Franchisee)

dated

FEBRUARY 24, 2004

for a

SUMMERFIELD SUITES® BY WYNDHAM HOTEL

EL SEGUNDO, CALIFORNIA

Form Dated: May 1, 2002

(UFOC Dated: May 1, 2002)

SUMMERFIELD HOTEL COMPANY, L.P.

FRANCHISE AGREEMENT

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XXVI.	CONSTRUCTION AND SEVERABILITY	27

XXVII.	DISPUTE RESOLUTION AND GOVERNING LAW	27

XXVIII.	REMEDIES; CURRENCY	29

XXIX.	WAIVER OF JURY TRIAL	29

XXX.	FRANCHISEE ACKNOWLEDGMENTS	29

ATTACHMENTS

Attachment A-	Selected Terms

Attachment B-	Guaranty

Attachment C-	Management Company Rider

Attachment D-	Definitions

ADDENDA

Conversion Addendum	[Intentionally omitted]
New Construction Addendum	[Intentionally omitted]
First Amendment to Franchise Agreement

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SUMMERFIELD HOTEL COMPANY, L.P.

FRANCHISE AGREEMENT

THIS AGREEMENT is made and entered into as of the 24th day of February 2004, to be effective as of the Effective Date, between Summerfield Hotel Company, L.P., a Kansas limited partnership (“Franchisor”), and KPA Leaseco IV, Inc. (“Franchisee”). Certain terms used in this Agreement are defined in Attachment D.

WITNESSETH:

WHEREAS, Franchisor or its Affiliates have developed and Franchisor has the right to use and license the use of a System for the establishment and operation of extended stay all-suite hotels under the Proprietary Marks; and

WHEREAS, Franchisee is the owner of the fee or long-term leasehold interest in the property at the Approved Location identified in Attachment A to this Agreement and desires to obtain a license to use the Proprietary Marks and the System to operate the Hotel located or to be located at the Approved Location under the System and the Proprietary Marks; and

WHEREAS, Franchisee understands and acknowledges the importance of operating in conformity with Franchisor’s standards and specifications in order to enhance public acceptance of, and demand for, all System Hotels; and

WHEREAS, in entering into this Agreement Franchisor is relying upon the business skill, financial capacity and character of Franchisee and its Principals and the guaranty of Franchisee’s obligations under this Agreement by its Controlling Principals, each of whom has executed a Guaranty in the form of Attachment B to this Agreement;

NOW, THEREFORE, in consideration of the mutual undertakings and commitments set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. GRANT OF FRANCHISE

A. Grant. As of the Effective Date, Franchisor grants to Franchisee, upon the terms and conditions contained in this Agreement, the nonexclusive right and license, and Franchisee undertakes the obligation, to operate the Hotel under the System and the Proprietary Marks at, and only at, the Approved Location, in accordance with this Agreement and Franchisor’s standards, specifications, policies and procedures, and to use, solely in connection with the operation of the Hotel at the Approved Location, the Proprietary Marks and the System as such may be changed, improved and further developed from time to time. This franchise and Franchisee’s rights under this Agreement are granted only for the number of guest rooms specified in Attachment A. Franchisee shall not expand or change the number of guest rooms or make other structural changes to the Hotel without the prior written consent of Franchisor.

B. Reserved Rights. Franchisee acknowledges and agrees that (i) this franchise relates solely to the operation of the Hotel at the Approved Location; and (ii) this Agreement does not entitle Franchisee to any protected territory, territorial rights or exclusivity. Franchisee further acknowledges and agrees that Franchisor and its Affiliates retain the right to develop and operate, and to license others to develop and operate, hotels and lodging facilities (including, without limitation, extended stay facilities) or other business operations of any type whatsoever, under the Proprietary Marks or under other trade names, trademarks and service marks, at any location except the Approved Location, including locations adjacent, adjoining or proximate to the Approved Location, and that these business operations may compete directly with and adversely affect the operation of the Hotel. Franchisee agrees that Franchisor and its Affiliates may exercise these rights from time to time without notice to Franchisee, and Franchisee covenants that it shall not take any action, including any action in a court of law or equity, which may interfere with the exercise of such rights.

C. Promotion of System. Franchisee acknowledges that Franchisor has and may have business interests other than the operation of the network of System Hotels and that Franchisor, in its sole discretion, may identify, define, and act upon such interests in the manner it deems appropriate. Franchisee further acknowledges that business decisions made by Franchisor and its Affiliates may impact Franchisee and agrees that Franchisor and its Affiliates have no express obligation or implied duty to protect Franchisee from the consequences of such business decisions and expressly waives any right to assert any claim against Franchisor or its Affiliates based on the existence, actual or arguable, of any such obligation or duty.

D. Obligations Commencing on Effective Date. The obligations of the parties derived from the grant of the franchise and the right to become part of the System (including, but not limited to, those set forth at Sections III.B.-D., IV., V., VI., VII., VIII., IX., X., XI., and XIII. of this Agreement, but expressly excluding, without limitation, those in Sections V.A. (relating to management company and management agreement approval procedures), V.B. (with respect to initial training) VII.A.1., XI., XII., XIV., XV., XVI., XVII., XVIII., XIX., XX., XXI., and XXVII.) shall begin as of the Effective Date. Franchisee understands and agrees that it shall not open the Hotel for business under the System and the Proprietary Marks until the Effective Date, and Franchisee has no rights to the franchise or to the use of the System or the Proprietary Marks until the Effective Date. Upon any such termination, this Agreement shall thereafter be deemed null and void, except for the obligations of Franchisee set forth in Section XVIII. hereof.

II. TERM

A. Term. Except as otherwise provided in this Agreement, the term of this Agreement shall begin on the date set forth in the preamble and shall expire on the Expiration Date set forth in Attachment A.

B. Renewal. Franchisee may, at Franchisee’s option, renew this franchise for one additional period of ten (10) years upon compliance with the following terms and conditions:

1. Franchisee shall not then be in default of any material provision of this Agreement, any amendment hereof or successor hereto, or any other agreement between Franchisee and Franchisor or its Affiliates and Franchisee shall have substantially complied with all the material terms and conditions of such agreements during their respective terms;

2. Franchisee shall have satisfied all monetary obligations owed by Franchisee to Franchisor and its Affiliates and to all suppliers to the Hotel and shall have met these obligations on a timely basis throughout the term of this Agreement;

3. Franchisee shall submit a renewal application to Franchisor not less than twenty-four (24) months nor more than thirty-six (36) months prior to the end of the initial term;

4. The Hotel manager and other employees of Franchisee shall comply with Franchisor’s then-current training requirements.

5. Franchisee shall upgrade the Hotel, at Franchisee’s expense, to conform to the then-current standards and specifications of Franchisor, including, without limitation, such structural changes, remodeling, redecoration, and modifications to existing improvements as may be necessary to do so.

6. Franchisee shall execute a general release of any and all claims against Franchisor and its Affiliates and the officers, directors, shareholders, partners, agents, representatives, independent contractors, servants and employees of each of them, in their corporate and individual capacities, including, without limitation, claims arising under this Agreement or under federal, state or local laws, rules, regulations or orders.

7. Franchisee shall execute Franchisor’s then-current form of franchise agreement, which shall supersede this Agreement in all respects and the terms of which may differ from the terms of this Agreement including, without limitation, higher royalty and marketing fees. Franchisee shall not be required to pay any additional initial fee but shall pay a renewal fee in an amount equal to fifty percent (50%) of Franchisor’s then-current initial franchise fee.

C. Effect of Expiration. If Franchisee does not qualify to renew, or elects not to renew, this franchise in accordance with Section II.B., the franchise shall expire on the Expiration Date. Upon the expiration of this Agreement, Franchisee shall comply with the requirements of Section XVIII. hereof.

III. FEES

A. Initial Franchise Fee; Expansion Fee.

1. Upon the execution of this Agreement, Franchisee shall pay to Franchisor the initial franchise fee set forth in Attachment A, less the amount of the application fee paid by Franchisee (as set forth in Attachment A), which shall be credited against the initial franchise fee. The initial franchise fee is paid by Franchisee to Franchisor in consideration for the administrative and other expenses incurred by Franchisor in approving Franchisee’s site for the Hotel and in entering into this Agreement.

2. The initial franchise fee is based on the number of guest rooms at the Hotel initially approved by Franchisor. Franchisee shall have no right to expand the number of guest rooms at the Hotel without Franchisor’s prior written consent and payment of an expansion fee in an amount equal to the then-current initial franchise fee per guest room for each additional guest room proposed to be added. Franchisee shall pay the expansion fee to Franchisor with its application for approval of the proposed expansion, which approval will be at the sole discretion of Franchisor. If Franchisee’s application for expansion is approved by Franchisor, the expansion fee shall be non-refundable. If Franchisee’s application for expansion is not approved by Franchisor, Franchisor will refund the expansion fee, less Franchisor’s application processing charge.

B. Royalty. In consideration for Franchisee’s continuing use of the Proprietary Marks and the System, Franchisee shall pay to Franchisor a continuing monthly royalty fee beginning on the Effective Date and continuing during the term of this Agreement in an amount equal to five percent (5%) of the Gross Room Revenues of the Hotel.

C. Marketing Fee. Beginning on the Effective Date, Franchisee shall remit to Franchisor on a monthly basis an amount equal to one and one-half percent (1.5%) of the Gross Room Revenues of the Hotel (the “Marketing Fee”) as a contribution to the Central Marketing Fund (defined in Section IX.B.), which shall be maintained and administered for the System by Franchisor or its designee as provided in Paragraph IX.B. hereof. Each System Hotel owned or managed by Franchisor or its Affiliates shall make contributions to the Central Marketing Fund at generally the same rate required of franchisees. Franchisor may increase the Marketing Fee periodically to an amount consistent with the Marketing Fee allocation for all System Hotels, including System Hotels which are owned or managed by Franchisor or its Affiliates.

D. Reservation System Fees. Beginning on the Effective Date, Franchisee shall pay to Franchisor or its designee reservation system fees in an amount equal to the allocated reservation center cost per reservation charged to all System Hotels, including System Hotels which are owned or managed by Franchisor or its Affiliates. Reservation center costs shall be paid or reimbursed on the basis of an initial link-up charge and on the cost for handling reservations made for the Hotel. Reservation system fees shall be subject to increase or decrease by Franchisor, provided that any increase or decrease shall apply equally to all System Hotels, including System Hotels which are owned or managed by Franchisor or its Affiliates. Franchisor reserves the right to modify or change the reservation system and the basis for computing reservation system fees, provided the fees are computed on the same basis for all System Hotels.

E. National Sales Fee. Beginning on the Effective Date, Franchisee shall pay to Franchisor or its designee a continuing monthly national sales fee in an amount equal to one-half percent (0.5%) of the Gross Room Revenues of the Hotel. The national sales fee is for national group sales services, regional convention sales services and transient business sales services provided by Franchisor’s National Sales Office.

F. Regional Cooperative Marketing Fee. Franchisee shall pay to Franchisor or its designee a continuing monthly regional cooperative marketing fee, beginning on the Effective Date and continuing during the term of this Agreement, in an amount equal to one-half percent (0.5%) of the Gross Room Revenues of the Hotel.

G. Due Dates. All payments required in Sections III.B, III.C, III.E, and III.F shall be paid to Franchisor by the fifteenth (15th) day of each month with respect to the Gross Room Revenues for the preceding month, and shall be submitted to Franchisor together with any reports required under Section XIII. of this Agreement. All payments required in Section III.D. and all other invoices forwarded by Franchisor or its Affiliates to Franchisee, shall be paid as provided in the invoice or, if the invoice does not specify a date for payment, within thirty (30) days after Franchisee’s receipt of the invoice. Any payment or report not actually received by Franchisor on or before the date due shall be deemed overdue. If any payment is overdue, Franchisee shall pay to Franchisor, in addition to the overdue amount and as a late charge, interest on such amount from the date it was due until paid, at one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is less. Entitlement to the late charge shall be in addition to any other remedies Franchisor may have. If Franchisor is ever deemed to have contracted for, charged, or received interest in an amount that exceeds the amount permitted under applicable law, then the excess amount shall be deemed to be, and shall be treated as, a payment of outstanding fees or other amounts due under this Agreement and, if no such amounts remain outstanding, any remaining excess shall be paid to Franchisee, as applicable.

H. No Right to Withhold or Offset. Franchisee shall have no right to withhold payment of any fee required by this Section III. on account of Franchisor’s breach or alleged breach of this Agreement. Further, Franchisee shall have no right to offset any fee required by this Section III. against any obligation that Franchisor may owe to Franchisee.

IV. FRANCHISEE COUNCIL

A. Establishment of Council. During the term of this Agreement, Franchisor may, but is not obligated to, establish, or authorize the establishment of, a council (“Council”) to serve as an advisory body to Franchisor with respect to such matters relating to System Hotels as Franchisor, in its sole judgment, deems appropriate. If a Council is established, then all franchisees of the System (including Franchisee) and Franchisor shall be members of the Council.

B. Governing Rules. The Council will be subject to such terms (including membership, representative qualification and election, purpose and authority) as Franchisor may, in its sole judgment, authorize or approve in writing.

C. Voting. For all matters on which members of the Council in good standing are authorized to vote under the Bylaws of the Council, each franchisee member shall be entitled to one (1) vote for each System Hotel and the Proprietary Marks it has in operation, and Franchisor shall be entitled to one (1) vote for each System Hotel and the Proprietary Marks which is owned or managed by Franchisor or its Affiliates “Good standing” means that Council dues and assessments are current, Franchisor has authorized a franchisee member to open and operate its Hotel under the System and the Proprietary Marks, and such franchisee member is not in default under its franchise agreement.

D. Dues and Assessments. Franchisee shall pay to the Council all dues and assessments authorized by the Council and shall otherwise maintain its membership in the Council in good standing.

V. MANAGEMENT, STAFFING AND TRAINING

A. Hotel Management. Franchisee will at all times retain and exercise management control over the Hotel. Any lease, management agreement or other arrangement for operating the Hotel or any part thereof (including, without limitation, food and beverage service facilities) shall be subject to Franchisor’s prior written consent.

1. If Franchisee wishes to engage a management company to manage the Hotel, Franchisee shall apply to Franchisor for its consent. In order to be approved by Franchisor, a proposed management company must be deemed by Franchisor, in its reasonable judgment, qualified to manage the Hotel. Franchisor may refuse to approve any proposed management company which, in Franchisor’s reasonable judgment, is not financially capable or responsible, is inexperienced or unqualified in managerial skills or operational capacity or capability, or is otherwise unable to adhere fully to the obligations and requirements of this Agreement. Franchisor may also withhold its approval if the proposed management company does not provide Franchisor with all information that Franchisor may reasonably request in order to reach such decision. It is understood that confidential information and materials are, in the normal course of business, imparted to System franchisees and managers, and Franchisor will be under no obligation to approve any proposed management company that is a franchisor or owner, or is affiliated with the franchisor or owner, of a hotel trade name which is competitive with Franchisor or its Affiliates, regardless of the number of hotels operating under such trade name. Franchisor reserves the right, at its option and upon reasonable notice, to revoke its approval of any management company that fails to continue to meet Franchisor’s standards.

2. The management agreement between Franchisee and the management company for the management and operation of the Hotel shall be subject to the terms, conditions, and obligations of this Agreement. Prior to the execution of the management agreement, the management agreement shall be submitted to Franchisor for Franchisor’s written approval, which shall not be unreasonably withheld, but which may be conditioned upon the inclusion of the following terms:

a. The management company shall have the exclusive authority and responsibility for the day-to-day management of the Hotel; and

b. The Hotel will be operated during the term of the management agreement in compliance with this Agreement.

c. At Franchisor’s request, Franchisor shall be named as a third party beneficiary of the management agreement with the independent right to enforce the provision described in Section V.A.2.b above, or the management company shall execute a separate rider to this Agreement (in substantially the form of Attachment C hereto), agreeing to be bound by those terms hereof that relate to the management and operation of the Hotel and further agreeing to be bound by the covenants of confidentiality set forth herein. Further, at Franchisor’s request, the management company shall cause those of its key employees that Franchisor may require to execute similar covenants of confidentiality, in a form reasonably acceptable to Franchisor.

d. If Franchisee terminates the management agreement pursuant to its terms, then Franchisee shall give Franchisor at least thirty (30) days’ prior written notice unless termination is due to extraordinary circumstances requiring that Franchisee promptly remove the management company as the manager of the Hotel.

3. If Franchisee or any transferee permitted under Section XV. below (in either case, “Owner”) terminates an approved management agreement for the operation of the Hotel pursuant to its terms, then Owner shall, within 6 months following the date of such termination, enter into a replacement management agreement with a replacement manager approved by Franchisor, as further described below. During such 6 month period, Owner shall, with Franchisor’s consent, employ an interim manager to manage the Hotel under the System and the Proprietary Marks pending the execution of a new management agreement with a replacement manager.

a. Any interim manager (as contemplated by this Section V.A.3.) must be approved in writing by Franchisor. Franchisor shall not unreasonably withhold its consent to a proposed interim manager but shall have the right to require that such interim manager (a) be experienced in the operation of quality hotels, as determined by Franchisor in its sole discretion; and (b) manage the Hotel in accordance with the terms and conditions of this Agreement under a short term agreement not to exceed six (6) months.

b. Owner shall diligently seek to obtain a replacement manager for the Hotel throughout the period of time the Hotel is operated by any such interim manager. Any replacement manager and replacement management agreement shall be submitted to Franchisor for its written approval, which approval shall not be unreasonably withheld, but which may be conditioned on the requirements set forth in Section V.A.2.a.-d.

B. Staffing; Training. Franchisee or its approved manager shall employ qualified personnel sufficient to staff all positions at the Hotel, as prescribed in the Manual.

1. All personnel employed at the Hotel in those positions designated by Franchisor to receive training shall attend and successfully complete such initial and other training programs as Franchisor may from time to time require. Franchisor may also periodically make available other optional training courses to Franchisee’s personnel, as well as other programs, conferences, seminars and materials. All training shall be provided at such times and locations and for such duration as Franchisor may designate. Before any employee attends any required or optional training program, Franchisee shall pay to Franchisor the applicable tuition fees specified in the Manual or otherwise in writing. Franchisee shall also be responsible for its employees’ travel expenses and room, board and wages during any training program. As a condition of providing training, Franchisor reserves the right to require that personnel receiving training execute confidentiality agreements prepared by Franchisor. All persons subsequently employed in positions designated by Franchisor to receive training also must successfully complete Franchisor’s training programs. Franchisor shall determine, in its sole discretion, whether any person has successfully completed training.

2. Franchisor may provide Franchisee with on-site training at the Hotel for personnel involved in front desk, reservations, housekeeping, engineering, and other operations, as determined by Franchisor. The number of Franchisor’s personnel and the time period for which such on-site training may be provided (if any) shall be determined by Franchisor based upon its assessment of Franchisee’s requirements. Franchisee shall pay or reimburse Franchisor for the wages and all direct costs (including transportation, meals and lodging) of those persons providing such on-site training.

3. Franchisor may from time to time require certain personnel employed at the Hotel to attend periodic meetings held to address matters of general interest to the System (including, without limitation, annual sales and rooms meetings) and may require Franchisee to pay the attendance fee specified in the Manual or otherwise in writing. Such meetings shall be held at locations designated by Franchisor. Franchisee shall be responsible for the travel expenses and room, board and wages for its personnel attending any such meeting.

4. Without limiting the foregoing, any person employed as a general manager for the Hotel shall attend and successfully complete (as determined by Franchisor in its sole discretion) Franchisor’s initial training program and the general manager and director of sales for the Hotel shall attend all required sales meetings and shall devote full time to the management and operation of the Hotel.

5. Franchisee shall cause all employees, while working at the Hotel, to wear uniforms or otherwise dress as specified in the Manual, to present a neat and clean appearance, and to render competent and courteous service to guests of the Hotel.

C. Nonsolicitation of Employees. Unless the employee in question first solicits Franchisee for employment, Franchisee will not employ or seek to employ any person who is employed by Franchisor, its Affiliates, another System franchisee, or any other entity operating under the System and shall not directly or indirectly induce any such person to leave his or her employment without first obtaining the written consent of Franchisor and such other employer.

VI. HOTEL OPERATIONS

A. Adherence to System Standards. Franchisee understands and acknowledges that each and every standard, specification, policy and procedure of the System is essential in order to maintain the quality and guest service of System Hotels and to enhance public acceptance of, and demand for, System Hotels. Franchisee shall conduct its operations in strict conformity with the standards, specifications, policies and procedures set forth in the Manual or otherwise in writing, which standards, specifications, policies and procedures shall be applied consistently to all System Hotels. Notwithstanding the foregoing, however, if in the reasonable judgment of Franchisor local conditions or special circumstances (including the market area or the physical peculiarities of a hotel) warrant a deviation from such standards, specifications, policies, or procedures, then Franchisor may allow such deviation.

B. Restricted Use of Hotel Premises. Franchisee shall use the Hotel premises solely for the operation of a Hotel under the System and the Proprietary Marks and shall refrain from using, or allowing others to use, the premises for any other purpose or activity at any time, without obtaining the prior written consent of Franchisor, which may be withheld at Franchisor’s sole discretion. Franchisee shall not provide, or allow others to provide, any guest service or offer any product at the Hotel except as prescribed in the Manual or otherwise in writing. Franchisee shall not permit any part of the Hotel premises to be used for gaming purposes without the prior written consent of Franchisor.

C. Promotion of Other Businesses. Without the prior written consent of Franchisor, which may be withheld in Franchisor’s sole discretion, Franchisee and Franchisee’s manager shall ensure that no part of the Hotel or the System is used, without limitation, to further or promote a different or competing business, including advertising or promotion for hotels other than those franchised by Franchisor or its Affiliates. In addition, except as expressly permitted in the Manual or otherwise consented to by Franchisor in writing, no part of the Hotel or the System shall be used to further or promote any other business or concession at the Hotel. Franchisee shall use every reasonable means to encourage the use of System Hotels everywhere by the traveling public; provided, however, that nothing herein shall prohibit, and Franchisee agrees to participate in, any program specified by Franchisor for referring prospective customers to other hotels when the customers cannot be accommodated by Franchisee’s Hotel or any other System Hotel and the Proprietary Marks. Nothing herein shall prohibit Franchisee or an Affiliate of Franchisee from developing, operating or promoting other hotels or lodging facilities so long as Franchisee satisfies the provisions of Sections VI.A., B. and C. and Section XII. of this Agreement.

D. Food and Beverage Standards. Franchisee shall provide food and beverage service in the Hotel in conformity with the standards and specifications prescribed in the Manual to insure the highest level of quality and service. Franchisee agrees to the following:

1. To use and operate all portions of the Hotel premises where food or beverages are served solely for the benefit of the franchised business and to keep them open and in normal operation for such minimum hours and days as Franchisor may from time to time prescribe, and to refrain from using or allowing others to use the premises for any other purpose or activity at any time without first obtaining the written consent of Franchisor;

2. To maintain in sufficient supply, and use at all times, only such food and beverage products and ingredients, supplies, paper goods, dinnerware and furnishings as conform to Franchisor’s standards and specifications, and to refrain from deviating therefrom without Franchisor’s prior written consent;

3. To sell or offer for sale only those menu items and beverages prescribed in the Manual or otherwise approved in writing by Franchisor, provided, that so long as such menu items and beverages comply with Franchisor’s standards and specifications and all applicable legal requirements (including, without limitation, all licensing and other requirements for the sale of alcoholic beverages); to sell or offer for sale all required menu and beverage items as prescribed in the Manual or otherwise in writing by Franchisor; to prepare all menu items and beverages offered in accordance with Franchisor’s standards and specifications and all applicable legal requirements; and to discontinue selling and offering for sale any items which Franchisor may, in its discretion, disapprove in writing at any time; and

4. To use only menus, signs, promotional displays and other materials that comply with the style, pattern and design prescribed in the Manual or otherwise approved in writing by Franchisor.

E. Guest Services. Franchisee shall honor at the Hotel all credit cards specified in the Manual. Franchisee also agrees to participate in and shall provide all information requested by Franchisor for the purpose of all customer surveys and guest satisfaction audits conducted by Franchisor. Franchisee shall offer all guest services, including complimentary services, that Franchisor may prescribe for System Hotels including, without limitation, programs and services for senior citizens, children and frequent guests. Additionally, Franchisee shall offer all products and services and shall participate in all programs that Franchisor may determine to be in the best interest of or may reasonably establish for the System, including, without limitation, guest-accessible high speed Internet access, guest recognition programs such as Wyndham By Request, in room, pay per view movies (subject to Franchisor’s right to direct the type of adult movies which are offered and the time and manner in which such movies are offered) travel agent programs, complaint resolution programs and programs for the provision of complimentary rooms or refunds to guests.

F. Quality Assurance Program; Inspections. Franchisor shall administer a quality assurance program for the System which may include conducting periodic inspections of the Hotel and guest satisfaction audits and surveys to ensure compliance with System standards. Franchisee hereby grants to Franchisor and its representatives the right to enter upon the premises of the Hotel at all reasonable times, with or without prior notice, for the purpose of conducting inspections. Franchisee shall pay a fee for each inspection, if any, assessed; shall provide lodging, if available, without charge to Franchisor’s representatives during such time as may reasonably be necessary to complete the inspections; cooperate fully with Franchisor’s representatives during the inspections; and take all steps reasonably necessary to correct any deficiencies detected within the time specified by Franchisor.

VII.	FURNISHING AND MAINTAINING THE HOTEL

A. Hotel Facilities, Equipment and Furnishings.

1. Prior to the Effective Date, Franchisee shall develop, construct, convert, equip and furnish the Hotel in accordance with the provisions of this Agreement and the Manuals. Franchisee shall comply in all respects with all policies, procedures and requirements of Franchisor for the development or conversion of the Hotel as a System Hotel.

2. Franchisee shall, at Franchisee’s expense, purchase or lease and install at the Hotel all facilities, appurtenances, furnishings, fixtures, equipment, furniture, computer terminals, hardware, software, and related equipment (including, without limitation, that required for the property management and reservation systems specified by Franchisor), telephone and other communications systems, entertainment systems, facsimile machines and copiers, signs and other items (collectively, “FF&E”) specified by Franchisor for the System in the Manual or otherwise in writing. Franchisee also shall install and maintain, or arrange to have installed and maintained, at the Hotel, all coin-operated vending machines specified by Franchisor for the System.

3. Franchisee shall refrain from installing or permitting to be installed at the Hotel, without Franchisor’s prior written consent, any FF&E, electronic or video games, vending machines or any other items not previously approved by Franchisor.

4. The size, form, color scheme, content and location of all signs, advertisements and graphic materials displayed in any public area or guest rooms at the Hotel shall be as prescribed in the Manual or otherwise approved in writing by Franchisor.

5. At Franchisor’s request, Franchisee shall install and maintain all modems, devices and equipment as Franchisor may specify in the Manual or otherwise in writing to permit Franchisor to access electronically information pertaining to the operation of the Hotel, including, without limitation, Gross Room Revenues, the source and amounts of all other revenues generated at the Hotel, room occupancy and rates, and reservations data. Franchisor shall have electronic access to such information at such times and in such manner as Franchisor shall from time to time specify.

B. Sourcing. All food products, beverages, supplies, and FF&E (excluding computer terminals, hardware, software, and related equipment for the property management and reservation systems) used at or in the Hotel may be purchased from any source, provided such products meet the specifications provided for in the Manual. Computer terminals, hardware, software and related equipment for the property management and reservations systems shall be purchased only from sources designated or approved by Franchisor. Notwithstanding the above, Franchisee acknowledges that Franchisor may specify a particular model or brand of FF&E or other items for System Hotels that may be available from only one manufacturer or supplier. Additionally, Franchisor may at any time, in its discretion, specify that certain food products, beverages, FF&E, and supplies be purchased only from designated or approved sources which have demonstrated, to the reasonable satisfaction of Franchisor, the ability to meet Franchisor’s standards and specifications for those items. If Franchisor has designated or approved suppliers for any items, then prior to purchasing or leasing any such item from a source which has not been previously approved by Franchisor, Franchisee shall submit to Franchisor a written request for such approval, or shall request the source itself to do so. Franchisor may require, as a condition of its approval, (i) that the source present satisfactory evidence of insurance protecting Franchisor and its franchisees against any and all claims arising from the use of such item by System franchisees, and (ii) that samples of the item be delivered by the source, at

Franchisor’s option and at no cost to Franchisor, to Franchisor or its designee for inspection. A charge not to exceed the cost of such inspection shall be paid to Franchisor by Franchisee or by the source seeking approval, and Franchisor shall not be liable for damage to any sample. Franchisor reserves the right, at its option, to revoke its approval as to future purchases if a source fails to continue to meet Franchisor’s standards.

C. Hotel Maintenance. Franchisee shall maintain the Hotel, including, without limitation, all interior and exterior signs, parking areas, entrance ways, landscaping, and all other facilities and appurtenances in first-class condition. In connection therewith, Franchisee shall make, at Franchisee’s sole cost and expense, all additions, alterations, repairs and replacements of signs and other FF&E as Franchisor may reasonably direct. Franchisee shall not make any material alterations to the Hotel without obtaining the prior written consent of Franchisor.

D. Upgrades. Franchisor shall have the right, from time to time, to require by written notice that Franchisee upgrade the Hotel at Franchisee’s sole cost and expense to conform to the building decor and trade dress and FF&E required under Franchisor’s then-current System standards (which standards shall be applied consistently throughout the System for hotels of similar age within the same division as the Hotel), including, without limitation, such FF&E replacements, remodeling, redecoration and modifications to existing improvements as may be necessary to do so. Upgrades to the Hotel required by Franchisor pursuant to this Section VII.D. shall be reasonable, considering the then-current System standards and requirements and the current structural design of the Hotel. Franchisee shall complete upgrading and remodeling of the Hotel as required by Franchisor pursuant to this Section VII.D. within the time reasonably specified by Franchisor, and Franchisee acknowledges that its failure to do so shall, except for delays which may be caused by the occurrence of events constituting force majeure, constitute a material default for which this Agreement may be terminated as provided in Section XVII.C.

E. Purchasing Services. Franchisor or one or more of Franchisor’s Affiliates may, at Franchisor’s option, provide purchasing services to Franchisee in connection with Franchisee’s acquisition from third parties of some or all of the FF&E, food products, beverages, supplies and other items required in the operation of the Hotel and may offer such purchasing services to Franchisee for a reasonable fee.

VIII. RESERVATION AND PROPERTY MANAGEMENT SYSTEMS

A. Participation in Reservation System. As long as Franchisee is in compliance with all material terms of this Agreement, Franchisor shall make available to Franchisee’s Hotel the reservation system provided by Franchisor for all System Hotels, which system may be modified or changed from time to time by Franchisor. Franchisee acknowledges that offering the public a single, efficient reservation service is essential to the goodwill, reputation and success of the System. During the term of this Agreement, Franchisee shall participate in the reservation system, shall enter into all agreements required by Franchisor in connection therewith, and shall observe all terms and conditions of participation as determined from time to time by Franchisor. Franchisee shall honor and give first priority on available rooms to all confirmed reservations referred to the Hotel through the reservation system. Franchisee agrees that the only reservation system or service to be used in regard to outgoing reservations referred by and from the Hotel to other hotels shall be the reservation system prescribed by Franchisor. Franchisee shall be solely responsible for notifying the reservation center of any changes in Franchisee’s room rates. Franchisee shall not charge any guest a rate higher than the rate specified to the guest by the reservation center at the time the guest’s reservation was made. Such rate shall be the rate most recently provided to the reservation center by Franchisee prior to the time the reservation was made, according to the records of such center.

B. Network Installation and Maintenance. Franchisee, at its expense, shall install and maintain at the Hotel all computer hardware, software and related equipment necessary for participation in the reservation and property management systems required by Franchisor, including any future enhancements, additions, substitutions or other modifications specified by Franchisor. Franchisee shall cause such systems to be configured to Franchisor’s specifications and shall pay all applicable installation, configuration, support and maintenance fees as and when due. Franchisee shall also be responsible for telephone line charges for connecting Franchisee’s network to the wide area network designated by Franchisor, for the cost of supplies used in the operation of the equipment and for all other related expenses.

C. Software Licenses. Franchisee understands and acknowledges that all software and documentation for the property management and the reservation system (if any), and all related documentation provided to Franchisee under this Agreement (the “Software”), is provided under license from Franchisor or its designee and Franchisee agrees to enter into all software license agreements required by Franchisor in connection therewith. The Software shall at all times remain the sole property of Franchisor or such designee. Franchisee shall at all times treat the Software and all upgrades, enhancements and modifications thereto as confidential. Franchisee shall not at any time, without Franchisor’s prior written consent, copy, duplicate, modify, reverse engineer, or otherwise duplicate the foregoing materials, in whole or in part, or otherwise make the same available to any unauthorized person.

D. Suspension from Reservation System. In the event Franchisee fails to pay royalties, Central Marketing Fund contributions, national sales fees, or reservation system fees when due, or is otherwise in material default under this Agreement, Franchisor may, if such default is not cured within the applicable cure period (if any) pursuant to Section XVII. of this Agreement and after written notice to Franchisee, suspend the Hotel from the reservation system for so long as Franchisee remains in default. Franchisee waives all claims against Franchisor arising from the Hotel’s suspension from the reservation system pursuant to this Section VIII.D. Franchisor’s right to suspend the Hotel from the reservation system under this Section VIII.D. shall be in addition to any other rights Franchisor may have.

IX. ADVERTISING AND MARKETING

A. Advertising Approvals. All advertising by Franchisee in any medium shall be conducted in a dignified manner and shall conform to such standards and requirements as Franchisor may specify in the System’s Graphics Manual, as such Graphics Manual may be modified by Franchisor from time to time. Franchisee shall submit to Franchisor (by mail, return receipt requested), for its prior approval, samples of all advertising, promotional plans and materials and public relations programs that Franchisee wishes to use which deviate from the standards and requirements set forth in the Graphics Manual and which have not been either provided or previously approved by Franchisor. Any advertising, marketing, or sales concepts programs or materials proposed or developed by Franchisee for the Hotel and approved by Franchisor may be used by other System Hotels without compensation to Franchisee. Franchisor reserves the right to disapprove upon written notice to Franchisee any advertising materials previously provided to Franchisee by Franchisor or previously approved by Franchisor.

B. Central Marketing Fund. Recognizing the value of marketing and advertising to all System Hotels, Franchisee agrees that Franchisor or its designee shall administer a Central Marketing Fund for System Hotels (“Fund”) as follows:

1. To the extent provided generally by the Franchisor for the benefit of the Hotel and other System Hotels. Franchisor will provide for the Hotel during the term of this Agreement marketing services consisting of chain-wide and/or division level marketing programs, marketing collateral, research services, advertising, and public relations efforts.

2. On or before the fifteenth (15th) day of each calendar month during the term of this Agreement, Franchisee shall pay or reimburse Franchisor for the provision of the marketing services by contributing to the Fund an amount equal to the Marketing Fee, as defined in Section III.C. The Marketing Fee will be collected and applied to pay only the actual costs incurred and allocated by Franchisor in the provision of the marketing services as further described below. The Marketing Fee shall not be used to pay, and Franchisee shall pay separately, the costs of any reservation and National Sales Office services (as provided in Sections III.D. and III.E. of this Agreement), as well as the costs (which may include, without limitation, mileage or other direct operating costs to marketing partners) of any third party marketing partner programs (such as frequent flyer and similar programs) in which the Hotel participates that are direct-billed to participating hotels. Franchisee agrees that the Fund may be used to satisfy any and all costs of maintaining, administering, directing, preparing, and producing advertising and other marketing services (including, without limitation, the cost of preparing and producing television, radio, magazine and newspaper advertising campaigns; website development and maintenance; direct mail and outdoor billboard advertising; public relations activities; employing advertising agencies; and departmental and other costs of Franchisor’s personnel for advertising that is internally administered or prepared by Franchisor).

3. Franchisor will expend the Marketing Fee at such time and in such manner as it reasonably deems appropriate for the provision of the marketing services. Franchisee acknowledges that the Fund is intended to maximize general public recognition, acceptance and use of the System and that Franchisor and its designees undertake no obligation in administering the Fund to make expenditures which are equivalent or proportionate to Franchisee’s contribution, or to ensure that any particular franchisee benefits directly or pro rata from expenditures by the Fund. Prior to the expenditure thereof, the collected Marketing Fees may be held or maintained in one or more accounts, any of which also may include funds other than Marketing Fees, but Franchisor in any event shall provide reasonable reports to Franchisee regarding the Marketing Fee. Franchisor also will permit Franchisee access to Franchisor’s records concerning the holding and expenditure of such Marketing Fee at any reasonable time or times during Franchisor’s regular business hours.

C. National Sales Office Services. To the extent provided generally by Franchisor for the benefit of the Hotel and other Wyndham Hotels in the same division as the Hotel, Franchisor will provide for the Hotel during the term of this Agreement, National Sales Office services, such as national and regional convention, business and sales promotion services, trade show promotional services, and group booking services. The fee for such National Sales Office services shall be paid by Franchisee as provided in Section III.E. of this Agreement.

D. Initial Opening Campaign. In connection with the initial opening of the Hotel for business as a System Hotel, Franchisee shall conduct an advertising and marketing campaign as prescribed by Franchisor in the Manual or as otherwise agreed upon by Franchisee and Franchisor.

E. System Directory. Franchisee agrees to list the Hotel in the Directory and to furnish to Franchisor such information as Franchisor may request for that purpose. Franchisee agrees to honor the information that Franchisee causes to be published in the Directory and to comply with such other requirements with respect to the Directory as may be specified from time to time in the Manual. Franchisee understands and acknowledges that Franchisor assumes no liability for, nor shall it be deemed liable by reason of, any failure by Franchisee or other franchisees operating under the System to honor any Directory listings for the period during which each Directory is in effect.

F. Additional Marketing Programs. Franchisor may establish and coordinate cooperative advertising, marketing and sales programs, customer satisfaction programs and other activities among System hotels and other lodging products of Franchisor and its Affiliates on a System-wide or local or regional basis and provide for participation therein by Franchisee. Franchisee shall participate in such programs and activities on the same basis as other participating System hotels (including System hotels owned or managed by Franchisor or its Affiliates) in the same division or region as the Hotel, and such programs and activities will be paid for outside the Fund in accordance with Sections III.F. and III.G.

G. Internet Website.

1. Franchisor has established, or may establish, and maintain an Internet Website that provides information about the System and the accommodations and services provided by System Hotels. Franchisor will have sole discretion and control over the Website (including timing, design, contents and continuation). Franchisor may use part of the Marketing Fees it collects under Section III.C. to pay or reimburse the costs associated with the development, maintenance and update of the Website.

2. At Franchisee’s request, Franchisor may (but is not required to) include at the Website an interior page containing information about Franchisee’s Hotel. If Franchisor includes such information on the Website, Franchisor may require Franchisee to prepare all or a portion of the page, at Franchisee’s expense, using a template that Franchisor provides. All such information will be subject to Franchisor’s approval prior to posting.

3. Franchisor also may (but is not required to) develop an Intranet network through which Franchisor and its franchisees can communicate by e-mail or similar electronic means. If Franchisor develops such an Intranet network, Franchisee agrees to use the facilities of the Intranet in strict compliance with the standards, protocols and restrictions that Franchisor includes in the Manual (including, without limitation, standards, protocols and restrictions relating to the encryption of confidential information and prohibitions against the transmission of libelous, derogatory or defamatory statements).

X. PROPRIETARY MARKS

A. Right to Use. Franchisor grants Franchisee the right to use the Proprietary Marks during the term of this Agreement in accordance with the System and related standards and specifications.

B. Franchisee’s Acknowledgments. Franchisee understands and acknowledges the following:

1. As between Franchisor and Franchisee, Franchisor is the owner of all right, title and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them.

2. Franchisee’s use of the Proprietary Marks pursuant to this Agreement shall not give the Franchisee any right, title, or interest in or to any of the Proprietary Marks or any of Franchisor’s or its Affiliates’ service marks, trademarks, trade names, trade dress, logos, patents, copyrights or proprietary materials, except the non-exclusive license to use the Proprietary Marks in accordance with the terms and conditions of this Agreement for the operation of the Hotel at the Approved Location. Franchisee shall not have any right to, and Franchisee shall not, under any circumstances, use or display the Proprietary Marks except as approved by the Franchisor.

3. Franchisee understands and agrees that any and all goodwill arising from Franchisee’s use of the Proprietary Marks shall inure solely and exclusively to the benefit of Franchisor or its Affiliates and upon expiration or termination of this Agreement and the license herein granted, no monetary amount shall be assigned as attributable to any goodwill associated with Franchisee’s use of the Proprietary Marks.

4. Franchisee shall not contest the validity of Franchisor’s or its Affiliates’ interest in the Proprietary Marks or assist others to contest the validity of such interest. Franchisee shall take no action that would prejudice or interfere with the validity of Franchisor’s or its Affiliates’ rights with respect to the Proprietary Marks.

5. Franchisee acknowledges that any unauthorized use of the Proprietary Marks by Franchisee, and any other person or persons under its control, shall constitute an infringement of Franchisor’s or its Affiliates’ rights in the Proprietary Marks and a material event of default hereunder. Franchisee agrees that it shall provide to Franchisor (at no cost to Franchisee unless such action is necessitated by the wrongful acts of Franchisee or any person or persons under its control) all assignments, affidavits, documents, information and assistance Franchisor reasonably requests to fully vest in Franchisor or its Affiliates all right, title and interest in and to the Proprietary Marks, including all such items as are reasonably requested by Franchisor to register, maintain and enforce such rights in the Proprietary Marks.

6. Franchisor reserves the right to modify the Proprietary Marks or substitute different proprietary marks for use in identifying the System if the current Proprietary Marks no longer can be used, or if Franchisor, in its sole discretion, determines that substitution of different Proprietary Marks will be beneficial to the System. Further, in the event of a sale or any other transfer or assignment of Franchisor’s rights under this Agreement, Franchisor also reserves the right to require any purchaser, assignee or transferee to cease using the Proprietary Marks and substitute different names, marks, logos, insignia, slogans, emblems, designs or other identifying commercial symbols in connection with the continued operation of the business. In any such event, Franchisor may require Franchisee, at Franchisee’s expense, to discontinue or modify Franchisee’s use of any of the Proprietary Marks or to use one or more additional or substitute names, marks, logos, insignia, slogans, emblems, designs or other identifying commercial symbols. In that event, Franchisee shall, at its expense, discontinue or modify Franchisee’s use of any of the Proprietary Marks and use such additional or substitute names, marks, logos, insignia, slogans, emblems, designs or other identifying commercial symbols as Franchisor or the purchaser, transferee or assignee may require. Notwithstanding the foregoing provisions of this Section X.B.6., however, in the event that the proposed schedule for the discontinuation, substitution or modification of the Proprietary Marks referred to herein creates undue economic hardship for Franchisee, Franchisor and Franchisee (and, if applicable, any purchaser, transferee or assignee referred to herein) may by mutual agreement extend for a reasonable period the time for compliance with the requirements hereof.

7. Franchisee acknowledges that Franchisor is the lawful, rightful and sole owner of the Internet domain name “www.summerfieldsuites.com” and any other Internet domain names registered by Franchisor,

and unconditionally disclaims any ownership interest in those or any colorably similar Internet domain name. Franchisee agrees not to register any Internet domain name in any class or category that contains words used in or similar to any brand name owned by Franchisor or its Affiliates or any abbreviation, acronym, phonetic variation or visual variation of those words.

C. Use of the Proprietary Marks. With respect to Franchisee’s licensed use of the Proprietary Marks pursuant to this Agreement, Franchisee agrees that:

1. Unless otherwise authorized or required by Franchisor, Franchisee shall operate and advertise the Hotel only under the Proprietary Marks, without prefix or suffix. Franchisee shall not use the Proprietary Marks as part of its corporate or other legal name or in connection with any other business activity or venture.

2. During the term of this Agreement, Franchisee shall identify itself as the owner of the franchised business in conjunction with any use of the Proprietary Marks including, but not limited to, uses on invoices, order forms, receipts and contracts, as well as the display of a notice in such content and form and at such conspicuous locations on the premises of the Hotel or any motor vehicle as Franchisor may designate in the Manual or otherwise in writing.

3. Franchisee shall not use the Proprietary Marks to incur any obligation or indebtedness on behalf of Franchisor or its Affiliates.

4. Franchisee shall comply with Franchisor’s instructions in filing and maintaining the requisite trade name or fictitious name registrations, and shall execute any documents deemed necessary by Franchisor or its counsel to obtain protection of the Proprietary Marks or to maintain their continued validity and enforceability.

D. Infringement. Franchisee shall notify Franchisor immediately of any apparent infringement of or challenge to Franchisee’s use of any Proprietary Mark and of any claim by any person of any rights in any Proprietary Mark. Franchisee shall not communicate with any person other than Franchisor or any designated affiliate of Franchisor, their counsel and Franchisee’s counsel in connection with any such apparent infringement, challenge or claim. Franchisor shall have complete and sole discretion to take such action as it deems appropriate in connection with the foregoing, and the right to control exclusively, or to delegate control to any of its Affiliates, of any settlement, litigation, or Patent and Trademark Office or other proceedings arising out of any such alleged infringement, challenge or claim or otherwise relating to any Proprietary Mark. Franchisee agrees to execute any and all instruments and documents, render such assistance, and do such acts or things as may, in the opinion of Franchisor, reasonably be necessary or advisable to protect and maintain the interests of Franchisor or its Affiliates in any litigation or other proceeding or to otherwise protect and maintain the interests of Franchisor or any other interested party in the Proprietary Marks, all at no cost to Franchisee unless such action is necessitated by the wrongful acts of Franchisee or any person or persons under its control.

E. Retained Rights. The right to use the Proprietary Marks granted hereunder to Franchisee is nonexclusive, and Franchisor may use, and grant licenses to others to use the Proprietary Marks, and may establish, develop, and license other systems which use the Proprietary Marks and the System, without offering or providing Franchisee any rights in, to, or under such other systems. Franchisor or its Affiliates may also engage, directly or indirectly, through their employees, representatives, licensees, assigns, agents and others, in the production, distribution, license and sale of products and services, and may use in connection therewith the Proprietary Marks and any and all trademarks, trade names, service marks, logos, insignia, slogans, emblems, symbols, designs and other identifying characteristics as may be developed or used from time to time by Franchisor.

XI. MANUAL

A. The Manual. Franchisor has provided to Franchisee on loan a current copy of Franchisor’s Manual (which may be in multiple volumes). The Manual contains, among other matters, minimum standards and requirements for constructing, equipping, furnishing, staffing and supplying the Hotel and management, training and operational standards, procedures and techniques. The provisions of the Manual shall be consistently applied by

Franchisor to all System Hotels; provided that, if in the reasonable judgment of Franchisor local conditions or special circumstances (including the market area or the physical peculiarities of a hotel in the System) warrant a deviation from such provisions, then Franchisor may allow such deviation.

B. Compliance with Manual. To protect the reputation and goodwill of Franchisor and to maintain high standards of operation under the Proprietary Marks, Franchisee shall conduct its business in accordance with the Manual, other written directives which Franchisor may issue from time to time (whether or not such directives are included in the Manual), and any other manuals and materials created or approved for use in the operation of the Hotel. The Manual, any such written directives and any other manuals and materials issued by Franchisor, and any modifications to such materials (collectively hereafter, the “Manual”) shall supplement this Agreement.

C. Confidentiality of Manual. Franchisee shall at all times treat the Manual and the information contained therein, as confidential, and shall maintain such information as confidential. Franchisee shall not at any time, without Franchisor’s prior written consent, copy, duplicate, record or otherwise reproduce the Manual, in whole or in part, or otherwise make the same available to any unauthorized person.

D. Ownership of Manual. The Manual shall at all times remain the sole property of Franchisor and shall be returned to Franchisor immediately upon the termination or expiration of this Agreement.

E. Revisions to Manual. Franchisor may from time to time revise the contents of the Manual. Franchisor shall provide to Franchisee a copy of all revisions and additions to the Manual, and Franchisee expressly agrees to comply with each new or changed standard.

F. Master Copy of Manual. Franchisee shall at all times ensure that Franchisee’s copy of the Manual is kept current and up-to-date, and in the event of any dispute as to the contents of said Manual, the terms of the master copy of the Manual maintained by Franchisor at Franchisor’s home office shall be controlling.

G. Manual Replacement Fee. Franchisor will charge a replacement fee of Five Hundred Dollars ($500) for any replacement Manual requested by Franchisee.

XII. CONFIDENTIAL INFORMATION

A. Use of Confidential Information. Franchisee shall not, during the term of this Agreement or thereafter, without Franchisor’s prior written consent, copy, duplicate, record, or otherwise reproduce, in whole or in part, the Manual, any Software and accompanying documentation developed for or used in the System, or any other confidential information, knowledge, or know-how concerning the System or the operation of the Hotel which may be communicated or provided to Franchisee, or of which Franchisee may be apprised, by virtue of Franchisee’s operation under this Agreement, or otherwise make the same available to any unauthorized person. Franchisee shall divulge such confidential information only to such of Franchisee’s employees or agents as must have access to it in order to operate the Hotel. The contents of the Manual, all Software and accompanying documentation developed for or used in the System, and all other information, knowledge, know-how or other data which Franchisor designates as confidential shall be deemed confidential for purposes of this Agreement.

B. Customer Information. In partial consideration for the license to use the Proprietary Marks and the System and for the training Franchisee receives under this Agreement, Franchisee assigns and transfers to Franchisor all rights or interests that Franchisee has or may have in customer lists and information relating to Hotel guests (including information obtained or used in connection with any guest recognition program), as constituted from time to time, with the result that such customer lists and guest information shall be and remain Franchisor’s sole property. Franchisor grants Franchisee the right and license to use the customer lists and guest information during the term of this Agreement for the purposes contemplated herein but for no other purpose.

The covenants in this Section XII. shall survive the expiration, termination or transfer of this Agreement or any interest herein and shall be perpetually binding upon Franchisee.

XIII. ACCOUNTING AND RECORDS

A. Maintenance of Books and Records. Throughout the term of this Agreement, Franchisee shall maintain and preserve, for at least five (5) years from the dates of their preparation, full, complete and accurate books, records and accounts in accordance with generally-accepted accounting principles and in the form and manner prescribed in the Manual. Franchisee’s obligation to preserve such books, records and accounts shall survive the termination hereof.

B. Monthly Reports. Franchisee shall, at Franchisee’s expense, submit to Franchisor by the fifteenth (15th) day of each month following the Effective Date (including the first partial month if the Effective Date is other than the first day of a month), a statement in the form prescribed by Franchisor, accurately reflecting for the immediately preceding month all Gross Room Revenues, the source and amounts of all other revenues generated at the Hotel, room occupancy and rates, reservations data, and such other data or information as Franchisor may require.

C. Financial Statements. Within thirty (30) days following the end of each fiscal quarter during the term of this Agreement, Franchisee shall, at Franchisee’s expense, submit to Franchisor a balance sheet and an unaudited quarterly profit and loss statement for the Hotel on the form prescribed by Franchisor. Each statement shall be signed by an authorized officer of Franchisee attesting that it is true and correct. In addition, Franchisee shall, at Franchisee’s expense, submit to Franchisor, within ninety (90) days following Franchisee’s fiscal year end, a complete annual audited financial statement, prepared in accordance with generally accepted accounting principles by an independent certified public accountant satisfactory to Franchisor, showing the result of the operations of the Hotel during such fiscal year.

D. Additional Reports. Franchisee shall also submit to Franchisor, for review and audit, such other forms, periodic and other reports, records, information and data as Franchisor may reasonably designate, in the form and at the times and places reasonably required by Franchisor, upon request and as specified from time to time in the Manual or otherwise in writing.

E. Audits. Franchisor or its designated agent shall have the right at all reasonable times, and upon reasonable notice to Franchisee, to examine and copy, at Franchisor’s expense, all books, records, accounts and tax returns of Franchisee related to the operation of the Hotel during the preceding five (5) years. Franchisor also shall have the right, at any time, and upon reasonable notice to Franchisee, to have an independent audit made of the books, accounts and records of Franchisee related to the operation of the Hotel. Franchisee shall provide lodging, if available, without charge to Franchisor’s agents during the time that may reasonably be necessary to complete such audits and shall render such other assistance as may reasonably be requested. If an inspection or audit should reveal that payments have been understated in any report to Franchisor, Franchisee shall immediately pay to Franchisor upon demand, the amount understated plus interest from the date such amount was due until paid. The rate of interest shall be one and one-half percent (1 1/2%) per month or the maximum rate permitted by law, whichever is less. If an inspection or audit discloses an understatement in any one year of three percent (3%) or more, Franchisee shall, in addition, reimburse Franchisor for any and all costs and expenses connected with the inspection or audit (including, without limitation, reasonable accounting and attorneys’ fees). The foregoing remedies shall be in addition to any other remedies Franchisor may have. If an inspection should reveal that Franchisee has made overpayments to Franchisor, the amount of any such overpayment, without interest, shall be credited against future payments due and payable to Franchisor by Franchisee hereunder.

XIV. INSURANCE

A. Coverage Requirements. Franchisee, at its expense, shall at all times during the term of this Agreement procure and maintain such insurance as may be required by the terms of any lease or mortgage on the premises where the Hotel is located, and in any event no less than the following:

1. Property Insurance

a. Property insurance (or builder’s risk insurance during any period of construction) on the Hotel buildings (including improvements and betterments) and contents against loss or damage by fire, lightning and all other risks covered by the usual all risks and replacement cost policy form, all in an amount not less than ninety percent (90%) of the replacement cost thereof.

b. Boiler and machinery insurance against loss or damage from boilers, heating apparatus, pressure vessels and pipes, air conditioning apparatus and electrical equipment written on a standard, broad form boiler and machinery policy (on a blanket or comprehensive basis) and including repair and replacement coverage.

c. Business interruption insurance covering at least twenty-four (24) months’ loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in a. and b. immediately above and Franchisee’s royalty and Marketing Fee calculated on the basis of the Gross Room Revenues used as the basis for calculation of the business interruption insurance award. Such business interruption insurance shall be written on an all risks form, either as an endorsement to the policies described in 1.a. and b. above or on a separate policy.

2. Workers’ compensation insurance in statutory amounts on all employees of the Hotel and employer’s liability insurance in amounts not less than one million dollars ($1,000,000) per accident/disease, covering against liability in respect of employees, agents and servants not covered by workers’ compensation insurance and against occupational disease benefits.

3. Commercial general liability insurance for any claims or losses arising or resulting from the Hotel, with combined single limits of one million dollars ($1,000,000) per each occurrence for bodily injury and property damage. The per location limit shall be not less than two million dollars ($2,000,000), and it shall apply in total to this Hotel only by specific endorsement. Such insurance shall be on an occurrence policy form and shall include premises and operations liability, independent contractors liability, blanket contractual liability, liability with respect to all contracts, written and oral, products and completed operations liability, broad form property damage liability, personal injury liability, liquor liability, incidental medical malpractice liability, garage keepers legal liability, water sports liability (where applicable) and worldwide jurisdiction.

4. Comprehensive automobile liability insurance including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than one million dollars ($1,000,000) each occurrence.

5. Innkeeper’s legal liability insurance covering the property of guests in an amount not less than ten thousand dollars ($10,000) per guest and two hundred fifty thousand dollars ($250,000) per occurrence.

6. Safe depository insurance in an amount not less than two hundred fifty thousand dollars ($250,000) per occurrence.

7. Broad form umbrella excess liability which shall cover defense costs on a “first dollar” basis and shall provide coverage on a following form in respect of all underlying coverages, in an amount not less than twenty five million ($25,000,000) (excess of employment liability, general liability and automobile liability required underlying limits) per location, covering against excess liability over coverage provided by all primary general liability, automobile liability and employers’ liability insurance policies. Franchisor shall have the right to require Franchisee to increase the amount of coverage if, in Franchisor’s reasonable judgment, such an increase is appropriate, and any such increase is applied consistently to all like System Hotels.

8. Fidelity bond coverage on all Hotel employees in an amount not less than five million dollars ($5,000,000).

B. General Requirements. The following general insurance requirements shall be satisfied by Franchisee.

1. All insurance under Sections XIV.A.3. through 8. shall by endorsement specifically name Franchisor, Franchisee, their respective Affiliates and their, and their Affiliates’, respective shareholders, partners, directors, officers, employees and agents as unrestricted additional insureds. All workers’ compensation and employers’ liability insurance under Section XIV.A.2. shall include a waiver of subrogation in favor of Franchisor.

2. Any deductibles or self insured retentions within the insurance policy or policies required hereunder shall not exceed twenty five thousand ($25,000), or such higher amount as may be approved in writing in advance by Franchisor. All deductibles and retentions are the sole responsibility of Franchisee.

3. All insurance purchased in compliance herewith shall be placed with insurance companies reasonably acceptable to Franchisor, have a Best rating of AVIII and licensed or registered to do business in the state where the Hotel is located. Non-admitted insurers providing umbrella excess liability coverage are not required to comply with the licensing requirements under Section insurers providing umbrella excess liability under Section XIV.A.7.

4. All insurance required hereunder shall be specifically endorsed to provide that the coverages will be primary and that any insurance carried by any additional insured shall be excess and non-contributory.

5. All insurance required hereunder shall contain an endorsement whereby the policies shall not be canceled or materially changed without at least thirty (30) days’ prior written notice to Franchisee and Franchisor.

6. All insurance required hereunder may be effected under policies of blanket insurance which cover other properties of Franchisee and its Affiliates so long as such blanket insurance fulfills the requirements herein.

7. Prior to the date of this Agreement, Franchisee shall deliver to Franchisor a certificate of insurance or certified copy of each insurance policy evidencing the coverages required herein and setting forth deductibles and the amounts thereof, if any. Renewal certificates of insurance or certified copies of such insurance policy if requested by Franchisor shall be delivered to Franchisor not less than thirty (30) days prior to their respective inception dates.

8. Franchisee’s obligation to maintain the insurance hereunder shall not relieve Franchisee of liability under the indemnity provisions set forth in Section XXI. of this Agreement, and each of the policies described in Section XIV.A.3. shall contain a contractual coverage endorsement specifically insuring the performance by Franchisee of the indemnity obligations set forth in Section XXI.

9. All insurance shall be satisfactory to Franchisor in accordance with standards and specifications set forth in the Manual or otherwise in writing.

XV. TRANSFERABILITY OF INTEREST

A. Transfer by Franchisor. Franchisor shall have the right to transfer this Agreement to any person or legal entity without prior notice to, or consent of, Franchisee. Specifically, and without limitation of the foregoing, Franchisee agrees that Franchisor may sell its assets, its interest in the Proprietary Marks or the System to a third party; may offer its securities privately or publicly; may merge, acquire other entities or be acquired by another entity directly or indirectly; may undertake a refinancing, recapitalization, leveraged buyout or other economic or financial restructuring; and with regard to any or all of the above sales, assignments and dispositions, Franchisee expressly and specifically waives any claims, demands, or damages against Franchisor arising from or related to the transfer. Nothing contained in this Agreement shall require Franchisor to continue any business operating under the System or to offer any services or products, whether or not bearing the Proprietary Marks, to Franchisee if Franchisor assigns its rights in this Agreement in accordance with the provisions of this Section XV.A.

B. Transfer by Franchisee - Franchisor’s Consent Required. Franchisee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Franchisee, and that Franchisor has granted this franchise in reliance on the business skill, financial capacity, and character of Franchisee and its Principals. Accordingly, except as provided in Section XV.C. (regarding certain permitted transfers) and Section XVI. (regarding transfers of interests in publicly-held franchisees) of this Agreement, neither Franchisee nor any Principal shall sell, transfer, convey, give away, pledge, exchange, lease, mortgage, or otherwise encumber any direct or indirect interest in the Hotel (including a substantial portion of the assets of the Hotel inclusive of buildings and real estate), in this Agreement (including Franchisee’s obligations under this Agreement), in Franchisee, or in any person or entity that owns a controlling interest in Franchisee, without the prior written consent of Franchisor. Except as provided in this Section XV. and Section XVI. of this Agreement, any purported assignment or transfer, by operation of law or otherwise, not having the prior written consent of Franchisor shall be null and void and shall constitute a material breach of this Agreement, for which Franchisor may terminate this Agreement pursuant to Section XVII.B.5. of this Agreement and seek injunctive relief as well as monetary damages.

C. Permitted Transfers. Notwithstanding any other provision of this Section XV. or Section XVI.:

1. Franchisee may transfer its interest in this Agreement to another legal entity, if (a) there is no uncured event of default under this Agreement, (b) following such transfer, Franchisee has and continues to have during the term of this Agreement a controlling interest in the transferee, (c) the transferee entity unconditionally assumes in writing all of Franchisee’s past, present and future obligations under this Agreement and delivers a copy of such written assumption agreement to Franchisor, (d) Franchisee executes a guaranty of the transferee’s obligations that is substantially the same as the form of Guaranty attached as Exhibit B, and (e) Franchisee provides prior written notice to Franchisor. No such transfer shall relieve or excuse the liability of Franchisee or any person or entity who guaranteed or is otherwise liable for Franchisee’s performance hereunder for the past and continuing performance of this Agreement, and such liability shall extend to any subsequent amendments, renewals and modifications of this Agreement (and any extensions, adjustments or compromises of claims) which are effective between Franchisor and the then-current franchisee notwithstanding the absence of any notice to or approval by those parties who remain liable, all of whom waive all notices and agree that Franchisor may proceed directly against them without proceeding against any other person or entity who may also be liable therefor. At Franchisor’s request, such persons further agree to execute or reexecute a form of guaranty substantially similar to the form of Guaranty attached to this Agreement.

2. Any individual holding an interest in Franchisee may transfer all or a portion of his or her interest in Franchisee to any immediate family member, to a trust established for the benefit of any such immediate family member, or to an entity in which such individual has and maintains a controlling interest if (a) there is no uncured event of default under this Agreement, (b) the transferor provides prior written notice to Franchisor, and (c) any transferor who transfers a controlling interest executes a guaranty substantially similar to the form of Guaranty attached as Attachment B and continues to maintain the unrestricted power to direct, directly or indirectly, the management and policies of the Franchisee, including those relating to the payment of financial obligations, as reasonably determined by Franchisor.

3. Franchisee may assign, transfer, pledge, or hypothecate all or any part of the assets of the Hotel, excluding this Franchise and this Agreement (and, if Franchisee is a corporation, partnership, limited liability company or other form of entity, all and any part of the ownership interests in Franchisee) to banks or other lending institutions for purposes of any refinancing or as collateral securing a loan made directly to or for the benefit of the Hotel.

D. Conditions to Franchisor’s Consent. Franchisor shall not unreasonably withhold its consent to a transfer of any interest in the Hotel (including a substantial portion of the assets of the Hotel inclusive of buildings and real estate), in this Agreement (including Franchisee’s obligations under this Agreement), in Franchisee, or in any person or entity that owns a controlling interest in Franchisee; provided, however, Franchisor may, in its sole discretion, require any or all of the following as a condition of its consent:

1. Transferor shall deliver to Franchisor a complete and accurate copy of any purchase and sale agreement or similar document covering the transaction, together with all such other documentation relating to the transaction as Franchisor may reasonably request. Without limitation of the foregoing, if this Agreement is proposed to be the subject of a security interest, the mortgagee shall provide Franchisor with a non-disturbance agreement as to the Hotel and the franchised business at the Hotel in form and substance reasonably acceptable to Franchisor;

2. Transferor shall satisfy all of Franchisee’s accrued monetary obligations to Franchisor and its Affiliates, and shall execute a general release under seal in a form prescribed by Franchisor of any and all claims against Franchisor and its Affiliates, and their respective officers, directors, agents and employees, and shall pay to Franchisor a transfer fee in an amount equal to fifty percent (50%) of Franchisor’s then-current initial franchise fee;

3. The proposed transferee shall submit to Franchisor an application, in the form prescribed by Franchisor, for a new franchise agreement to replace this Agreement for its unexpired term. Franchisor reserves the right to reject an application for a transfer for reasons that may include, without limitation, the following: (i) if Franchisor deems the transferee’s proposed debt service to be too great to permit the transferee to successfully operate the Hotel under the System, or (ii) if the proposed transferee or any of its affiliated entities (other than those holding interests as limited partners only) is the franchisor or owner, or is affiliated with the franchisor or owner, of a hotel trade name which is competitive with Franchisor or its Affiliates, regardless of the number of hotels operating under such trade name;

4. Transferee shall demonstrate to Franchisor’s satisfaction that the transferee and its shareholders, members or partners, as appropriate, meet Franchisor’s then-current managerial and business standards and have the aptitude and ability to conduct the franchised business (as may be evidenced by prior related business experience or otherwise); possess good moral character, business reputation and credit rating; and have adequate financial resources and capital to operate the franchised business, and any management company to be engaged by transferee shall meet Franchisor’s then-current standards;

5. Franchisor and the transferee will, upon approval of transferee’s application, enter into a new franchise agreement which shall require transferee to upgrade the Hotel to conform to Franchisor’s then-current standards, and which new franchise agreement shall contain the standard terms (except for duration) then being issued for new franchised hotels under the System. The date of the transferee’s new franchise agreement shall be the Effective Date of this Agreement, and the transferee will be required to certify in writing that: (i) Franchisor did not endorse, recommend, or otherwise concur with the terms of the transfer, (ii) Franchisor did not comment upon any financial projections submitted by Franchisee to transferee, and (iii) Franchisor did not participate in the decision of the price to be paid, which decision was made without any intervention, support or participation by Franchisor; and

6. Transferee’s general manager shall, prior to assuming management of the Hotel, successfully (as defined by Franchisor) complete the management training program then being offered by Franchisor.

7. Franchisee acknowledges that Franchisor has legitimate reasons to evaluate the qualifications of potential transferees and the proposed terms of their purchase. Franchisee also acknowledges that Franchisor’s contact with potential transferees for the purpose of protecting its business interests will not constitute improper or unlawful conduct. Franchisee expressly authorizes Franchisor to investigate any potential transferee’s qualifications, to evaluate the proposed purchase terms, and to withhold consent to those transactions which Franchisor, in its sole judgment, determines are not consistent with its business interests, including, without limitation, economically questionable transactions. Franchisee waives any claim that any action Franchisor takes to protect its business interests in relation to a proposed transfer constitutes tortious interference with contractual or business relationships.

E. Death or Permanent Disability. In the event of the death or permanent disability of Franchisee or any Controlling Principal, the interest of such person may be transferred in accordance with and subject to the terms of Section XV.D., provided that (i) any such transfer shall be made within six (6) months of the date of death or permanent disability and (ii) the obligations of Franchisee under this Agreement are satisfied pending the transfer, including adequate provision for management of the Hotel.

F. Right of First Refusal

1. If Franchisee wishes to transfer all or part of its interest in the assets of the Hotel or this Agreement or if Franchisee or a Controlling Principal of Franchisee wishes to transfer any ownership interest in Franchisee, pursuant to any bona fide offer received from a third party to purchase such interest, then such proposed seller shall promptly notify Franchisor in writing of each such offer, and shall provide such information and documentation relating to the offer as Franchisor may require. Franchisor shall have the right and option, exercisable within thirty (30) days after receipt of such written notification and copies of all documentation requested by Franchisor describing the terms of such offer, to send written notice to seller that Franchisor intends to purchase the seller’s interest on the same terms and conditions offered by the third party. In the event that Franchisor elects to purchase the seller’s interest, closing on such purchase must occur within the later of sixty (60) days from the date of notice to the seller of Franchisor’s election to purchase, sixty (60) days after the date Franchisor receives and obtains all necessary permits and approvals, or such other date as the parties agree upon in writing. Any material change in the terms of any offer prior to closing shall constitute a new offer subject to the same right of first refusal by Franchisor as in the case of an initial offer. Failure of Franchisor to exercise the option afforded by this Section XV.F. shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of Section XV., with respect to a proposed transfer.

2. In the event an offer from a third party provides for payment of consideration other than cash or involves certain intangible benefits, Franchisor may elect to purchase the interest proposed to be sold for the reasonable cash equivalent. If the parties cannot agree within a reasonable time on the reasonable cash equivalent of the non-cash part of the offer, then such amount shall be determined by two (2) appraisers, with each party selecting one (1) appraiser, and the average of their determinations shall be binding. In the event of such appraisal, each party shall bear its own legal and other costs and shall bear the appraisal fees equally. In the event that Franchisor exercises its right of first refusal herein provided, it shall have the right to set off against any payment due the seller (i) all fees for any such independent appraiser due from the seller hereunder, and (ii) all amounts due from Franchisee or any of its Affiliates.

3. Failure to comply with the provisions of this Section prior to the transfer of any interest in Franchisee, the Hotel or this Agreement shall constitute a material event of default under this Agreement.

XVI. SECURITIES OFFERINGS

A. Consent Requirement. Any transfer of securities in a publicly-held Franchisee or in any publicly-held entity that owns a controlling interest in Franchisee which will result in a transfer of control requires Franchisor’s prior written consent, which shall be conditioned upon satisfaction of the requirements of Section XV.D. and additionally upon satisfaction of the requirements of Section XVI.B. below.

B. Review of Offering Materials. In connection with any public or private offering of securities relating to Franchisee or the Hotel, whether or not involving a transfer of control, Franchisee shall:

1. Submit to Franchisor at least forty-five (45) days before the date on which the prospectus or any other offering material (collectively, the “Prospectus”) is first issued, a copy of the Prospectus for review. Franchisee shall reimburse Franchisor for its expense (including professional fees and costs) in reviewing the proposed offering;

2. Fully and unconditionally indemnify and hold harmless Franchisor and its affiliates in connection with the offering;

3. State clearly in the Prospectus and supporting materials and releases that Franchisor and its affiliates are not, in any way, participating in or endorsing the offering;

4. Use the Proprietary Marks in the Prospectus and in any related or supporting materials only as directed by Franchisor; and

5. Refrain from filing, publishing, issuing or releasing the Prospectus or any supporting or related materials without having received the prior written approval of Franchisor.

C. Scope of Review. Franchisor’s review of any Prospectus shall be limited solely to the subject of the relationship between Franchisee and Franchisor and use of the Proprietary Marks, and its approval shall not constitute an endorsement or ratification of the offering, either express or implied. Franchisee agrees to make such changes to the Prospectus and related materials as Franchisor may reasonably request in accordance with the guidelines for its review established by this Section.

XVII. DEFAULT AND TERMINATION

A. Termination - No Notice or Cure. Franchisee shall be deemed to be in default under this Agreement and all rights granted hereunder shall automatically terminate without notice from Franchisor, if Franchisee shall become insolvent or make a general assignment for the benefit of creditors, or if a petition in bankruptcy is filed by Franchisee or such a petition is filed against and consented to by Franchisee, or if Franchisee is adjudicated bankrupt, or if a bill in equity or other proceeding for the appointment of a receiver of Franchisee or other custodian for Franchisee’s business or assets is filed and consented to by Franchisee, or if a receiver or other custodian (permanent or temporary) of Franchisee’s assets or property, or any part thereof, is appointed by any court of competent jurisdiction, or if proceedings for a compromise with creditors under any state or federal law is instituted by, against or consented to by Franchisee, or if a final judgment remains unsatisfied or of record for ninety (90) days or longer (unless supersedeas bond is filed), or if execution is levied against the Hotel or other real or personal property at the Hotel, or suit to foreclose any lien or mortgage against the Hotel or other real or personal property appurtenant thereto is initiated against Franchisee or if the real or personal property of the Hotel shall be sold after levied upon by any sheriff, marshal, or constable.

B. Termination - Notice Only. Franchisee shall be deemed to be in material default and Franchisor may, at its option, terminate this Agreement and all rights granted hereunder, without affording Franchisee any opportunity to cure the default, effective immediately upon Franchisee’s receipt (or first refusal of delivery) of notice, upon the occurrence of any of the following:

1. If Franchisee ceases to do business at the Hotel, or ceases to operate the Hotel under the Proprietary Marks and Systems, or loses ownership or possession or the right to possession of the Hotel, or otherwise forfeits the right to conduct the franchised business at the Approved Location, except as otherwise provided in Section XIX.;

2. If a threat or danger to public health or safety results from the construction, maintenance or operation of the Hotel, and an immediate shutdown of the Hotel is reasonably determined by Franchisor to be essential to avoid substantial liability or loss of goodwill; provided, however, Franchisor shall reinstate this Agreement if, within six (6) months after termination under this Section XVII.B.2., the threat or danger to public health or safety is eliminated and Franchisor reasonably determines that reopening the Hotel would not cause a substantial loss of goodwill;

3. If Franchisee or any Principal, officer, director or employee of Franchisee is convicted of a felony or any other crime or offense that is reasonably likely, in the reasonable opinion of Franchisor, to adversely affect the System, the Proprietary Marks, the goodwill associated therewith, or Franchisor’s interest therein;

4. If Franchisee intentionally discloses or divulges the contents of the Manual, the Software (including accompanying documentation) or other trade secret or confidential information provided Franchisee by Franchisor contrary to Sections XI. and XII. hereof or fails to exercise reasonable care to prevent such disclosure;

5. If Franchisee or any Principal or Controlling Principal purports to transfer any rights or obligations under this Agreement or any interest in Franchisee or the franchised business to any third party contrary to the terms of Sections XV. or XVI. of this Agreement;

6. If in an audit conducted pursuant to the provisions of this Agreement Franchisee is determined to have (i) underreported Gross Room Revenues by five percent (5%) or more for any month during the term hereof, or (ii) underreported Gross Room Revenues by more than two percent (2%) twice in any thirty-six (36) month period;

7. If Franchisee shall default in the payment of any amounts due Franchisor or any of its affiliates and shall fail to pay the amount due within ten (10) days after receiving notice of the default; or

8. If Franchisee fails to comply with Franchisor’s quality assurance program and fails to cure any default under that program within the applicable cure period.

C. Termination - Notice and Cure. Except as provided in Sections XVII.A. and XVII.B. of this Agreement and except for any monetary default, Franchisee shall have thirty (30) days or such longer period as specified herein after its receipt from Franchisor (or first refusal of delivery) of a written notice of default, within which to remedy any default and provide evidence thereof to Franchisor. Franchisee shall have ten (10) days after receipt of a written notice of default within which to cure any monetary default. If a default is not cured within the time set forth above, or such longer period as applicable law may require or as Franchisor may deem necessary to permit Franchisee to cure any non-monetary default (provided Franchisee immediately commences, diligently and in good faith pursues, and cures, such default), Franchisor shall have the right to terminate this Agreement upon notice to Franchisee. Franchisee shall be in default under this Agreement for any failure to comply with any of the requirements imposed by this Agreement, as it may from time to time be supplemented by the Manual, including, without limitation, if Franchisee fails to carry out the terms of this Agreement in good faith.

XVIII. OBLIGATIONS UPON TERMINATION

Upon termination or expiration of this Agreement, all rights granted hereunder to Franchisee shall forthwith terminate, and Franchisee shall comply with all of the obligations applicable to the Approved Location as set forth in this Section XVIII.

A. Cease Operation as System Hotel. Franchisee shall immediately cease operation of the Hotel under the System and the Proprietary Marks and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former franchisee of Franchisor.

B. Discontinue Use of Proprietary Marks. Franchisee shall immediately and permanently cease to use, by advertising or in any other manner whatsoever, the Proprietary Marks, all variations thereof, any other identifying characteristics and marks of the System, and all confidential methods, procedures and techniques associated with the System. Franchisee shall forthwith remove from its place of business, and discontinue using for any purpose, any and all signs, fixtures, furniture, furnishings, equipment, advertising materials, stationery, supplies, forms or other articles which display the Proprietary Marks or any distinctive features or designs associated with the System. Any signs containing the Proprietary Marks which Franchisee is unable to remove within one day of expiration or termination of this Agreement shall be completely covered by Franchisee until the time of their removal.

C. Deidentify. Franchisee shall, at its expense, promptly remove all distinctive signs, emblems, amenities and other items bearing the Proprietary Marks, change directory and other listings to remove all reference to such Proprietary Marks and to any telephone or other number used generally by other System Hotels for reservation or other purposes and make such specific additional changes as Franchisor may reasonably request to prevent any possibility that the public may confuse the Hotel with a System Hotel and the Proprietary Marks. Until all modifications and alterations required by this Section XVIII.C. are completed, Franchisee shall take all such actions as may reasonably be required by Franchisor to advise all customers and prospective customers that the Hotel is no longer associated with the System. Franchisee expressly acknowledges that its failure to make such alterations will cause irreparable injury to Franchisor.

D. Cancel Assumed Name Certificate. Franchisee shall take such action as may be necessary to cancel any assumed name or equivalent registration which contains the Proprietary Marks or any variation thereof, and Franchisee shall furnish Franchisor with evidence satisfactory to Franchisor of compliance with this obligation within thirty (30) days after termination or expiration of this Agreement.

E. Pay Liquidated Damages. In the event that termination of this Agreement after the Effective Date is the result of Franchisee’s default, Franchisee shall pay to Franchisor, as liquidated damages for the premature termination of this Agreement and not as a penalty for breaching this Agreement or in lieu of any other payment, a lump sum equal to the total amounts required under Sections III.B. and III.C. during the thirty-six (36) full calendar months of operation preceding the termination; or if the Hotel has not been in operation as a System Hotel for thirty-six (36) full calendar months, the greater of: (i) thirty-six (36) times the monthly average of such amounts, or (ii) thirty-six (36) times such amounts as are due for the one full calendar month preceding such termination. Notwithstanding the foregoing sentence, if the number of months remaining between the date of Franchisor’s written notice of default (or, in the event of termination pursuant to Section XVII.A., the occurrence of the termination event) and the date on which the term of this Agreement would otherwise have ended pursuant to Section II. hereof is less than thirty-six (36) months, then the time period for calculating the amount of liquidated damages shall be the number of months remaining in such term. The parties acknowledge that a precise calculation of the full extent of the damages which Franchisor will incur in the event of termination of this Agreement as a result of Franchisee’s default is difficult in the extreme, and agree that the lump sum payment provided under this Section XVIII.E. is reasonable in light of the damages for premature termination which Franchisor will incur in such event. Such payment of liquidated damages shall be in addition to amounts provided immediately below in Section XVIII.F. The payment of liquidated damages hereunder shall not affect Franchisor’s rights to obtain appropriate equitable relief and remedies, such as injunctive relief to enforce Section X. hereof and specific performance to enforce Section XVIII. hereof. In the event that this Agreement is terminated prior to the Effective Date, then this Section XVIII.E. shall not apply but the initial franchise fee paid by Franchisee hereunder shall be retained by Franchisor.

F. Pay Outstanding Amounts. Franchisee shall promptly pay all sums owing to Franchisor and its Affiliates, and all suppliers. In the event of termination for any default of Franchisee, such sums shall include any payment to Franchisor required under Section XVIII.E. and all damages, costs and expenses, including reasonable attorneys’ fees, incurred by Franchisor in obtaining (i) injunctive or other relief for the enforcement of any provisions of this Agreement, or (ii) contested termination of this Agreement.

G. Return of Manual and Other Materials. Franchisee shall immediately deliver to Franchisor the Manual, instructions, Software and accompanying documentation, and all other materials provided by Franchisor related to the operation of the Hotel, and all copies thereof (all of which are acknowledged to be the Franchisor’s property), and shall retain no copy or record of any of the foregoing, excepting only Franchisee’s copy of this Agreement and any correspondence between the parties, and any other documents which Franchisee reasonably needs for compliance with any provision of law.

H. Purchase of Certain Materials. Franchisor shall have the right but not the duty, to be exercised by notice of intent to do so within thirty (30) days after termination or expiration, to purchase any and all signs, advertising materials, supplies and inventory and any other item bearing Franchisor’s Proprietary Marks, at the lower of Franchisee’s cost or fair market value. With respect to any purchase by Franchisor as provided herein, Franchisor shall have the right to set off all amounts due from Franchisee under this Agreement.

I. Survival. The obligations of Franchisee set forth in Article XVIII. shall survive the expiration or termination of this Agreement.

XIX. CONDEMNATION AND CASUALTY

A. Condemnation. Franchisee shall, at the earliest possible time, give Franchisor notice of any proposed taking by eminent domain. If the Hotel is condemned, or such a substantial portion of the Hotel is condemned as to render impractical the continued operation of the Hotel in accordance with System standards, Franchisor may, in its sole discretion permit the transfer of the franchise to another location submitted by Franchisee within one hundred eighty (180) days of the taking. The new Hotel must be converted or constructed and furnished in accordance with the then-current System standards and opened for business under the System within two (2) years of the closing of the condemned Hotel. Franchisee shall give Franchisor ninety (90) days advance notice of the date of such opening. In the event that Franchisee does not submit a proposed location for a new Hotel, this Agreement shall terminate upon notice by Franchisor to Franchisee, and Franchisor shall share in the condemnation award to the extent such award includes an allocation for its lost royalty income. If a non-substantial condemnation shall occur, then Franchisee shall promptly make whatever repairs and restoration may be necessary to make the Hotel conform substantially to its former condition, character and appearance, according to plans and specifications approved by Franchisor. The resumption of normal operation of the Hotel shall not be unreasonably delayed.

B. Casualty. If the Hotel is damaged or destroyed by fire or other cause, which damage or destruction necessitates the closing of the Hotel for a period in excess of thirty (30) days and Franchisee elects not to repair or rebuild the Hotel, Franchisee shall have the right to terminate this Agreement upon written notice to Franchisor given within sixty (60) days of the closing of the Hotel; provided that Franchisee shall be obligated to promptly pay to Franchisor an amount equal to the liquidated damages set forth at Section XVIII.E. of this Agreement, except that the time for calculating the amount of liquidated damages shall be the lesser of (a) thirty-six (36) months or (b) the number of months then remaining between the (i) date of Franchisee’s written notice of termination and (ii) the date on which the term of this Agreement would otherwise have ended pursuant to Section II. hereof if such notice of termination had not been given. Franchisee’s obligation set forth herein shall survive expiration or termination of this Agreement pursuant to this Section XIX.B.

XX. TAXES, PERMITS AND INDEBTEDNESS

A. Payment of Taxes and Indebtedness. Franchisee shall promptly pay when due all taxes levied or assessed by any federal, state or local tax authority, and any and all other indebtedness incurred by Franchisee in the conduct of the franchised business. Franchisee shall pay to Franchisor an amount equal to any sales tax, gross receipts tax or similar tax imposed on Franchisor with respect to any payments to Franchisor required under this Agreement, unless the tax is credited against income tax otherwise payable by Franchisor. Franchisee shall have no obligation hereunder for any tax which is based upon the net income of Franchisor.

B. Contested Amounts. In the event of any bona fide dispute as to liability for taxes assessed or other indebtedness, Franchisee may contest the validity of the amount of the tax or indebtedness in accordance with the procedures of the taxing authority or applicable law; however, in no event shall Franchisee permit a tax sale or seizure by levy of execution or similar writ or warrant, or attachment by creditor, to occur against the premises of the Hotel or any improvement thereon.

C. Compliance with Laws. Franchisee shall comply with all federal, state, and local laws, rules and regulations, and shall timely obtain any and all permits, certificates or licenses necessary for the operation of the Hotel and for the full and proper conduct of the franchised business including, without limitation, licenses to do business, fictitious name registrations, sales tax permits, health and sanitation permits and ratings and fire clearances. Franchisee shall obtain and maintain in full force and effect from and after the opening of the Hotel all licenses required for the offer and provision of alcoholic beverages.

D. Notice of Judicial and Regulatory Matters. Franchisee shall notify Franchisor in writing within five (5) days of the commencement of any action, suit or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, which may adversely affect the operation or financial condition of the franchised business. Copies of all inspection reports, warnings, certificates and ratings issued by any governmental entity during the term of this Agreement in connection with the Hotel which indicate a failure to meet or maintain governmental standards or less than full compliance with any applicable law, rule or regulation, shall be forwarded to Franchisor by Franchisee within five (5) days of Franchisee’s receipt thereof.

E. Notice of Defaults. Franchisee shall promptly deliver to Franchisor a copy of any notice of default received from any mortgagee, trustee under any deed of trust, or ground lessor with respect to the Hotel and, upon the request of Franchisor, shall provide such additional information as may be requested in respect of any such alleged default or any subsequent action or proceeding in connection therewith.

F. Timely Payments. Franchisee recognizes that Franchisee’s failure to make or repeated delay in making prompt payment of all amounts owed in connection with the operation of the Hotel (including, without limitation, all taxes levied or assessed and all accounts and other indebtedness) in accordance with the terms of any agreements, leases, invoices or statements for purchase or lease of furniture, fixtures, equipment, inventories, supplies, food products, beverages, travel agent services, or other goods or services will be detrimental to the reputation and credit standing of Franchisee, Franchisor and other System franchisees. Franchisee shall pay when due all amounts owed by Franchisee in connection with operating the Hotel.

XXI. INDEPENDENT CONTRACTOR AND INDEMNIFICATION

A. Independent Contractor. Franchisee acknowledges that Franchisor and Franchisee are not and will not be considered as joint venturers, partners or agents of each other. Franchisee specifically acknowledges that the relationship created by this Agreement is not a fiduciary, special or any other similar relationship, but rather is an arm’s-length business relationship. Franchisor owes Franchisee no duties except as expressly provided in this Agreement.

1. During the term of this Agreement (including any extensions or renewals), Franchisee shall hold itself out to the public as an independent contractor operating the business pursuant to a franchise from Franchisor and as an authorized user of the Proprietary Marks. Franchisee shall take such affirmative action as may be necessary to do so, including, without limitation, exhibiting notices of that fact at the Hotel as required under Section X. hereof.

2. Nothing in this Agreement authorizes either party to make any contract, agreement, warranty or representation on the other’s behalf, or to incur any debt or other obligation in the other’s name. Neither party shall assume liability for, or be deemed liable hereunder, as a result of any such action, or by reason of any act or omission of the other party or any claim or judgment arising therefrom.

3. Franchisor does not exercise any discretion or control over the employment policies or employment decisions of Franchisee. All employees of Franchisee are solely employees of Franchisee, not Franchisor. Franchisee is not Franchisor’s agent for any purpose in regard to Franchisee’s employees or otherwise.

B. Indemnity. Throughout the term of this Agreement, Franchisee shall indemnify, defend and save harmless Franchisor, its Affiliates, their respective officers, directors, agents, representatives, employees, successors and assigns (collectively, the “Indemnified Parties”), from and against all payments of money (including, without limitation, all losses, costs, liabilities, damages, claims, fines, settlement amounts, legal fees, costs and expenses) of every kind and description arising out of or resulting from Franchisee’s breach of any representation or warranty in this Agreement or the construction, conversion, operation or use of the Hotel or Hotel premises or of any other business conducted on or in connection with the Hotel by the Franchisee, or because of any act or omission of the Franchisee or anyone associated with, employed by, or affiliated with Franchisee (even where the strict liability or negligence, whether sole, joint or concurrent, active or passive, of the Indemnified Parties is actual or alleged). Franchisee shall promptly give written notice to Franchisor of any action, suit, proceeding, claim, demand, inquiry, or investigation related to the foregoing. Franchisor shall in any event have the right, through counsel of its choice at Franchisee’s expense, to control the defense or response to any such action if it could affect the Indemnified Parties financially, and such undertaking by Franchisor shall not, in any manner or form, diminish Franchisee’s obligations to Franchisor hereunder. Franchisee shall also reimburse Franchisor for all expenses (including legal fees and court costs) reasonably incurred by Franchisor to protect itself and any of the Indemnified Parties from, or to remedy, Franchisee’s defaults under this Agreement, provided, that under no circumstances shall Franchisor be required or obligated to seek recovery from third parties or otherwise mitigate its losses in order to maintain a claim under this indemnity and against Franchisee, and the failure of Franchisor to pursue such recovery or mitigate such loss will no way reduce the amounts recoverable by Franchisor from Franchisee. This indemnification shall survive the expiration, termination, or transfer of this Agreement or any interest herein.

XXII. APPROVALS AND WAIVERS

A. Written Consent Required. Approvals and consents by either party will not be effective unless evidenced by a writing signed by such party. Either party’s consent, wherever required, may be withheld if any default by the other party exists under this Agreement.

B. Standards for Consents. Unless expressly stated otherwise in this Agreement, whenever the consent or approval of Franchisor is required, and whenever Franchisee is required to operate or act in accordance with standards, specifications or requirements of Franchisor, such consents and approvals shall be given or withheld, and such standards, specifications and requirements shall be promulgated and administered by Franchisor reasonably and in a manner consistent with the requirements Franchisor imposes on the management of all System Hotels.

C. Effects of Consents. Except as otherwise provided in any written agreement executed by Franchisor and Franchisee, Franchisor makes no warranties or guarantees upon which Franchisee may rely. Franchisor assumes no liability or obligation to Franchisee by providing any waiver, approval, consent or suggestion to Franchisee in connection with this Agreement or by reason of any delay or denial of any request therefor.

D. No Waiver. No failure of a party to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by the other party with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of such party’s right thereafter to demand exact compliance with any of the terms herein. Waiver by a party of any particular default by the other party shall not affect or impair such party’s rights with respect to any subsequent default of the same, similar, or different nature; nor shall any delay, forbearance, or omission of a party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions, or covenants hereof, affect or impair such party’s right to exercise the same.

XXIII. REPRESENTATION OF FRANCHISEE

Franchisor has entered into this Agreement in reliance upon the statements and information submitted to Franchisor by Franchisee in connection with this Agreement. Franchisee represents and warrants that all such statements and information submitted by Franchisee in connection with this Agreement are true, correct and complete in all material respects. Franchisee agrees to promptly advise Franchisor of any material changes in the information or statements submitted.

XXIV. NOTICES

Any and all notices required or permitted under this Agreement shall be in writing and shall be delivered personally or delivered by a nationally recognized overnight commercial delivery service (such as Airborne Express or Federal Express) or by certified mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to Franchisor:	Summerfield Hotel Company, L.P.
1950 Stemmons Freeway
Suite 6001
Dallas, Texas 75201
Facsimile: (214) 863-1986
Telephone: (214) 863-1000

Notices to Franchisee:	KPA Leaseco IV, Inc.
306 Royal Poinciana Way
Palm Beach, Florida 33480
Attention: President
Facsimile: (561) 835-0457
Telephone: (561) 835-1800

Any notice shall be deemed to have been given at the date and time of (i) receipt or first refusal of delivery if sent via certified mail, or (ii) one (1) day after posting if sent via overnight commercial delivery service.

XXV. ENTIRE AGREEMENT

A. This Agreement contains the entire agreement between the parties hereto as it relates to the franchising of the Hotel at the Approved Location. There are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, between the parties relating to the franchising of the

Hotel at the Approved Location other than those set forth herein. No agreement of any kind relating to the matters covered by this Agreement shall be binding upon either party unless and until the same has been made in writing and executed by all interested parties.

B. This Agreement may not be amended, modified or rescinded, or any performance requirement waived, except by a written document signed by Franchisor and Franchisee. This provision does not apply to changes in the Manual, which Franchisor may modify unilaterally. The parties expressly agree that this Agreement may not be amended or modified, or any performance standard changed, by course of dealing, by special indulgences or benefits Franchisor bestows on Franchisee, or by inference from a party’s conduct.

XXVI. CONSTRUCTION AND SEVERABILITY

A. Severability. Except as expressly provided to the contrary herein, each section, part, term and provision of this Agreement shall be considered severable. If, for any reason, any section, part, term or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other sections, parts, terms and provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid sections, parts, terms or provisions shall be deemed not to be a part of this Agreement.

B. No Third Party Beneficiary. Nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies under or by reason of this Agreement upon any person or legal entity other than Franchisee, Franchisor, and such of Franchisee’s and Franchisor’s respective successors and assigns as may be contemplated (and, as to Franchisee, permitted) by this Agreement.

C. Maximum Duty Imposed. Franchisee and Franchisor expressly agree to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which Franchisor or Franchisee, as applicable, is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

D. Captions. All captions in the Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

E. Construction. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable. All acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by Franchisee shall be deemed jointly and severally undertaken by all the parties hereto signing the Guaranty on behalf of Franchisee.

F. Counterpart Execution. This Agreement may be executed in counterparts and each copy so executed shall be deemed an original.

XXVII.	DISPUTE RESOLUTION AND GOVERNING LAW

A. FRANCHISOR AND FRANCHISEE AGREE TO SUBMIT ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ALL ATTACHMENTS AND ADDENDA) OR THE RELATIONSHIP CREATED BY THIS AGREEMENT TO NON-BINDING MEDIATION PRIOR TO BRINGING SUCH CLAIM, CONTROVERSY OR DISPUTE IN A COURT OR BEFORE ANY OTHER TRIBUNAL. THE MEDIATION SHALL BE CONDUCTED BY EITHER AN INDIVIDUAL MEDIATOR OR A MEDIATOR APPOINTED BY A MEDIATION SERVICES ORGANIZATION OR BODY, EXPERIENCED IN THE MEDIATION OF HOTEL INDUSTRY DISPUTES, AGREED UPON BY THE PARTIES AND, FAILING SUCH AGREEMENT WITHIN A REASONABLE PERIOD OF TIME (NOT TO EXCEED FIFTEEN (15) DAYS), AFTER EITHER PARTY HAS NOTIFIED THE OTHER OF ITS DESIRE TO SEEK MEDIATION BY THE AMERICAN ARBITRATION ASSOCIATION (OR ANY SUCCESSOR ORGANIZATION) IN ACCORDANCE WITH ITS RULES GOVERNING MEDIATION, AT

FRANCHISOR’S PRINCIPAL PLACE OF BUSINESS. THE COSTS AND EXPENSES OF MEDIATION, INCLUDING COMPENSATION AND EXPENSES OF THE MEDIATOR (EXCEPT FOR THE ATTORNEY’S FEES INCURRED BY EITHER PARTY), SHALL BE BORNE BY THE PARTIES EQUALLY. IF THE PARTIES ARE UNABLE TO RESOLVE THE CLAIM, CONTROVERSY OR DISPUTE WITHIN NINETY (90) DAYS AFTER THE MEDIATOR HAS BEEN CHOSEN, THEN, UNLESS SUCH TIME PERIOD IS EXTENDED BY WRITTEN AGREEMENT OF THE PARTIES, EITHER PARTY MAY BRING A LEGAL PROCEEDING UNDER SECTION XXVII.B. BELOW TO RESOLVE SUCH CLAIM, CONTROVERSY OR DISPUTE. NOTWITHSTANDING THE FOREGOING, FRANCHISOR MAY BRING AN ACTION (1) FOR MONIES OWED, (2) FOR INJUNCTIVE OR OTHER EXTRAORDINARY RELIEF, OR (3) INVOLVING THE POSSESSION OF OR TO SECURE OTHER RELIEF RELATING TO THE HOTEL PREMISES, IN A COURT HAVING JURISDICTION AND IN ACCORDANCE WITH SECTION XVII.B., BELOW, WITHOUT FIRST SUBMITTING SUCH ACTION TO MEDIATION.

B. WITH RESPECT TO ANY CLAIMS, CONTROVERSIES OR DISPUTES WHICH ARE NOT FINALLY RESOLVED THROUGH MEDIATION OR AS OTHERWISE PROVIDED ABOVE, FRANCHISEE HEREBY IRREVOCABLY SUBMITS ITSELF TO THE JURISDICTION OF THE STATE AND THE FEDERAL DISTRICT COURTS LOCATED IN THE STATE, COUNTY OR JUDICIAL DISTRICT IN WHICH THE FRANCHISOR’S PRINCIPAL PLACE OF BUSINESS IS LOCATED AND HEREBY WAIVES ALL QUESTIONS OF PERSONAL JURISDICTION FOR THE PURPOSE OF CARRYING OUT THIS PROVISION. FRANCHISEE HEREBY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP CREATED BY THIS AGREEMENT BY ANY MEANS ALLOWED BY TEXAS OR FEDERAL LAW. FRANCHISEE FURTHER AGREES THAT VENUE FOR ANY PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE THE COUNTY OR JUDICIAL DISTRICT IN WHICH THE FRANCHISOR’S PRINCIPAL PLACE OF BUSINESS IS LOCATED; PROVIDED, HOWEVER, WITH RESPECT TO ANY ACTION (1) FOR MONIES OWED, (2) FOR INJUNCTIVE OR OTHER EXTRAORDINARY RELIEF OR (3) INVOLVING POSSESSION OR DISPOSITION OF, OR OTHER RELIEF RELATING TO, THE HOTEL PREMISES, FRANCHISOR MAY BRING SUCH ACTION IN ANY STATE OR FEDERAL DISTRICT COURT WHICH HAS JURISDICTION.

C. THIS AGREEMENT TAKES EFFECT UPON ITS ACCEPTANCE AND EXECUTION BY FRANCHISOR IN THE STATE OF TEXAS AND SHALL BE INTERPRETED AND CONSTRUED UNDER TEXAS LAW (EXCEPT FOR TEXAS CHOICE OF LAW RULES).

D. FRANCHISEE AND FRANCHISOR ACKNOWLEDGE THAT THE PARTIES’ AGREEMENT REGARDING APPLICABLE STATE LAW AND FORUM SET FORTH HEREIN PROVIDE EACH OF THE PARTIES WITH THE MUTUAL BENEFIT OF UNIFORM INTERPRETATION OF THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR THE PARTIES’ RELATIONSHIP CREATED BY THIS AGREEMENT. FRANCHISOR AND FRANCHISEE FURTHER ACKNOWLEDGE THE RECEIPT AND SUFFICIENCY OF MUTUAL CONSIDERATION FOR SUCH BENEFIT.

E. FRANCHISOR AND FRANCHISEE ACKNOWLEDGE THAT THE EXECUTION OF THIS AGREEMENT AND ACCEPTANCE OF THE TERMS BY THE PARTIES OCCURRED IN DALLAS, TEXAS AND FURTHER ACKNOWLEDGE THAT THE PERFORMANCE OF CERTAIN OBLIGATIONS OF FRANCHISEE ARISING UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE PAYMENT OF MONIES DUE HEREUNDER AND THE SATISFACTION OF CERTAIN TRAINING REQUIREMENTS, SHALL OCCUR IN DALLAS, TEXAS.

F. FRANCHISOR, FRANCHISEE AND THE CONTROLLING PRINCIPALS SIGNING THIS AGREEMENT AS GUARANTORS ACKNOWLEDGE THAT VARIOUS PROVISIONS OF THIS AGREEMENT SPECIFY CERTAIN MATTERS THAT ARE WITHIN THE DISCRETION OR JUDGMENT OF FRANCHISOR OR ARE OTHERWISE TO BE DETERMINED UNILATERALLY BY FRANCHISOR. IF THE EXERCISE OF FRANCHISOR’S DISCRETION OR JUDGMENT AS TO ANY SUCH MATTER IS SUBSEQUENTLY CHALLENGED, THE PARTIES TO THIS AGREEMENT EXPRESSLY DIRECT THE TRIER OF FACT THAT FRANCHISOR’S RELIANCE ON A BUSINESS REASON IN THE EXERCISE OF ITS DISCRETION OR JUDGMENT IS TO BE VIEWED AS A REASONABLE AND PROPER EXERCISE OF

SUCH DISCRETION OR JUDGMENT, WITHOUT REGARD TO WHETHER OTHER REASONS FOR ITS DECISION MAY EXIST AND WITHOUT REGARD TO WHETHER THE TRIER OF FACT WOULD INDEPENDENTLY ACCORD THE SAME WEIGHT TO THE BUSINESS REASON.

XXVIII. REMEDIES; CURRENCY

A. Remedies Cumulative. No right or remedy conferred upon or reserved to Franchisor or Franchisee by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

B. Injunctive Relief. Nothing herein contained shall bar either party’s right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

C. U.S. Currency. All fees and payments required by this Agreement shall be paid in U.S. currency.

XXIX. WAIVER OF JURY TRIAL

IN ANY LITIGATION BETWEEN THE PARTIES FOUNDED UPON OR ARISING FROM THIS AGREEMENT, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL, AND THE PARTIES HEREBY STIPULATE THAT ANY SUCH TRIAL SHALL OCCUR WITHOUT A JURY.

XXX. FRANCHISEE ACKNOWLEDGMENTS

A. FRANCHISEE ACKNOWLEDGES THAT IT DID NOT RELY ON ANY PROMISES, REPRESENTATIONS OR AGREEMENTS ABOUT THE FRANCHISOR OR THE FRANCHISE NOT EXPRESSLY CONTAINED IN THIS AGREEMENT IN MAKING ITS DECISION TO SIGN THIS AGREEMENT. FRANCHISEE FURTHER REPRESENTS AND WARRANTS THAT FRANCHISOR AND ITS REPRESENTATIVES HAVE NOT MADE ANY PROMISES, REPRESENTATIONS OR AGREEMENTS, ORAL OR WRITTEN, EXCEPT AS EXPRESSLY CONTAINED IN THIS AGREEMENT.

B. FRANCHISEE ACKNOWLEDGES THAT FRANCHISEE HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE BUSINESS FRANCHISED HEREUNDER, AND RECOGNIZES THAT THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT INVOLVES BUSINESS RISKS AND THAT ITS SUCCESS WILL BE LARGELY DEPENDENT UPON THE ABILITY OF FRANCHISEE AS AN INDEPENDENT BUSINESSMAN. FRANCHISOR EXPRESSLY DISCLAIMS THE MAKING OF, AND FRANCHISEE ACKNOWLEDGES THAT FRANCHISEE HAS NOT RECEIVED, ANY WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, AS TO THE POTENTIAL VOLUME, PROFITS OR SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.

C. FRANCHISEE ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THIS AGREEMENT AND THE ATTACHMENTS HERETO (IF ANY) AND THAT FRANCHISEE HAS HAD AMPLE TIME AND OPPORTUNITY TO CONSULT WITH ADVISORS OF FRANCHISEE’S OWN CHOOSING ABOUT THE POTENTIAL BENEFITS AND RISKS OF ENTERING INTO THIS AGREEMENT.

D. ALL OF THE OBLIGATIONS OF FRANCHISOR HEREUNDER ARE TO FRANCHISEE ONLY; NO OTHER PERSON OR ENTITY IS ENTITLED TO RELY ON, ENFORCE, OR OBTAIN RELIEF FOR BREACH OF SUCH OBLIGATIONS EITHER DIRECTLY OR BY SUBROGATION.

E. FRANCHISEE ACKNOWLEDGES THAT IT RECEIVED A COMPLETE COPY OF THIS AGREEMENT AND ALL RELATED ATTACHMENTS AND AGREEMENTS AT LEAST FIVE (5) BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED. FRANCHISEE FURTHER ACKNOWLEDGES THAT IT HAS RECEIVED THE DISCLOSURE DOCUMENT REQUIRED BY THE TRADE REGULATION RULE OF THE FEDERAL TRADE COMMISSION ENTITLED “DISCLOSURE REQUIREMENTS AND PROHIBITIONS CONCERNING FRANCHISING AND BUSINESS OPPORTUNITY VENTURES” AT LEAST TEN (10) BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED.

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Agreement in duplicate on the day and year first above written.

FRANCHISOR

SUMMERFIELD HOTEL COMPANY, L.P.,
a Kansas limited partnership

By:	PAH-Summerfield LLC,
General Partner

	By:	PAH–L.P., Inc.,
Its Manager and Sole Member

By:
Name:
Title:

FRANCHISEE

KPA LEASECO IV, INC.

By:
Jeffrey H. Fisher, President

ATTACHMENT A

SELECTED TERMS

Effective Date:     April 1, 2004

Expiration Date: March 31, 2014 (which is ten (10) years following the Effective Date)

Approved Location :	810 South Douglas Street
El Segundo, California 90245

Number of guest rooms:	122

Initial franchise fee:	None

Application fee:	None

Franchisee’s Principals (names, addresses, and percentages of ownership in Franchisee or in any person or entity that owns a controlling interest in Franchisee).

	Name	Address	Percentage of Ownership
*	Jeffrey H. Fisher	306 Royal Poinciana Way Palm Beach, Florida 33480	100%

*	Designates Franchisee’s Controlling Principals.

Attachment A – Page Solo

ATTACHMENT B

GUARANTY

As an inducement to Summerfield Hotel Company, L.P. (“Franchisor”) to execute the Franchise Agreement dated February 24, 2004, applicable to the Hotel located at the Approved Location listed on Attachment A to the Franchise Agreement, the undersigned, jointly and severally, hereby unconditionally warrant to Franchisor and its successors and assigns that all of Franchisee’s representations in the Franchise Agreement are true, agree to be bound by all the terms and conditions of the above Franchise Agreement including any amendments thereto whenever made (hereinafter the “Agreement”), and absolutely, unconditionally and irrevocably guaranty to Franchisor and its successors and assigns that all of Franchisee’s obligations under the Agreement will be punctually paid and performed.

Upon default by Franchisee, the undersigned will immediately make each payment and perform each obligation required of Franchisee under the Agreement. Without affecting the obligations of the undersigned under this Guaranty, Franchisor may, without notice to the undersigned, extend, modify, waive, renew or release any indebtedness or obligation of Franchisee, or settle, adjust or compromise any claims against Franchisee. The undersigned waive notice of amendment of the Agreement and notice of demand for payment or performance by Franchisee.

Franchisor may pursue its rights against any of the undersigned without first exhausting its remedies against Franchisee and without joining any other guarantor. No delay on the part of the Franchisor in the exercise of any right or remedy, and no single or partial exercise by Franchisor of any right or remedy shall preclude the further exercise of such right or remedy. Upon the death of an individual guarantor, the estate of such guarantor will be bound by this Guaranty but only for defaults and obligations hereunder existing at the time of death, and the obligations of the other guarantors will continue in full force and effect.

IN WITNESS WHEREOF, each of the undersigned has signed this Guaranty as of date of the above Agreement.

ATTEST:	GUARANTOR

INNKEEPERS SUMMERFIELD GENERAL II, L.P.
Witness
	By:	Innkeepers Financial Corporation V,
its General Partner

By:
Name:
Title:

Attachment B – Page Solo

ATTACHMENT C

MANAGEMENT COMPANY RIDER

To Franchise Agreement Dated February 24, 2004

Between Summerfield Hotel Company, L.P. (“Franchisor”) and

KPA Leaseco IV, Inc. (“Franchisee”)

Innkeepers Hospitality Management, Inc. (“Management Company”) has entered into a Management Agreement with Franchisee, under the terms of which Management Company will operate the Hotel located at the Approved Location listed on Attachment A to the Franchise Agreement (the “Hotel”) in accordance with the terms and conditions of the Franchise Agreement identified above.

In consideration of being permitted to operate the Hotel, Management Company hereby acknowledges and ratifies the terms and conditions of the Franchise Agreement and agrees to fully observe and be bound by all terms, conditions and restrictions regarding the management and operation of the Hotel set forth in the Franchise Agreement as if and as though Management Company had executed the Franchise Agreement as “Franchisee” for as long as Management Company operates the Hotel; provided, however, that the foregoing does not constitute an agreement of the Management Company to pay or assume any financial obligation of Franchisee to Franchisor or to any third party. Management Company further agrees to be bound by the confidentiality covenants set forth in Article XII. of the Franchise Agreement (including all remedies available to Franchisor under the Franchise Agreement for breach thereof) during and subsequent to its tenure as manager and operator of the Hotel.

Management Company agrees that Franchisor may enforce directly against Management Company those terms and conditions of the Franchise Agreement to which Management Company has hereby agreed to be bound. The prevailing party in any cause of action brought hereunder, pursuant hereto or in connection herewith (including, without limitation, any action for declaratory or equitable relief) shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, expenses and costs of suit incurred by the prevailing party in such action.

MANAGEMENT COMPANY:

INNKEEPERS HOSPITALITY MANAGEMENT, INC.
ATTEST:
By:
Witness	Name:
Title:

Attachment C – Page Solo

ATTACHMENT D

DEFINITIONS

An “Affiliate” means, with respect to any person or entity, any other person or entity controlling, controlled by, or under common control with said person or entity.

“Approved Location” means the street address of the Hotel, as identified in Attachment A.

“Control” or “controlling interest” mean the direct or indirect power to direct the management and policies of a person or entity, including those relating to the payment of financial obligations, whether through the ownership of voting securities or interests, by contract, or otherwise, each as reasonably determined by Franchisor.

“Directory” means the directory published from time to time by or at the direction of Franchisor for all hotels operating under the System and the Proprietary Marks.

The “Effective Date” of the Franchise Agreement is the date that Franchisor authorizes the opening of the Hotel under the System and the Proprietary Marks. The Effective Date shall be entered on Attachment A to this Agreement.

“Expiration Date” is that date which is 20 years (for new construction) or 10 years (for conversion) following the Effective Date on which this Agreement expires. The Expiration Date shall be entered on Attachment A to this Agreement.

The “Franchisee” includes the entity identified in the preamble to this Agreement and (i) the individual owner or owners of the franchise granted hereunder, if Franchisee is a natural person or persons; or (ii) collectively and individually, the general partners, if Franchisee is a partnership; or (iii) collectively and individually, the controlling shareholders or controlling members, as applicable, if Franchisee is a corporation or limited liability company.

“Franchisee’s Principals” include any individual, partnership, corporation, or other legal entity which directly or indirectly owns any interest in this franchise, in Franchisee, or in any person or entity that owns a controlling interest in Franchisee. “Franchisee’s Controlling Principals” include Franchisee’s general partners, controlling shareholders, or controlling members, as applicable.

“Gross Room Revenues” include all gross revenues attributable to or payable for the rental of guest rooms at the Hotel, including, without limitation, all credit transactions, whether or not collected, but excluding any sales or room taxes collected by Franchisee for transmittal to the appropriate taxing authority. Gross Room Revenues also include the proceeds from any business interruption insurance applicable to loss of revenues due to the nonavailability of guest rooms and for guaranteed no-show revenue which is collected. Gross Room Revenues shall be accounted for in accordance with the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Hotel Association of New York City, Inc.

“Hotel” means the freehold or long-term leasehold title to the hotel located at the Approved Location, together with all improvements constructed on the Approved Location, including, without limitation, the Hotel building, and all furniture, fixtures, equipment (including computer and telephone systems), and inventories.

The “Manager” is the party identified in the Management Company Rider attached as Attachment C to the Franchise Agreement.

The “Manual” is the Hotel Operating Manual and all other manuals and guides containing the standards, specifications, policies, and procedures for the establishment and operation of System Hotels.

The “Proprietary Marks”means all trade names, trademarks, service marks, logos, emblems, symbols and indicia of origin that are now designated and may hereafter be designated in writing by Franchisor as part of the System for use in connection with System Hotels, including the trade name and service mark “Summerfield Suites® by Wyndham.” The Proprietary Marks may be modified by Franchisor from time to time.

Attachment D – Page 1

“System” means the collection of procedures, policies, standards, specifications, controls and other distinguishing elements which Franchisor or its Affiliates have developed in connection with the establishment and operation of Summerfield Suites® by Wyndham Hotels. The distinguishing characteristics of the System include, without limitation, standards and specifications for the establishment and operation of a Summerfield Suites® by Wyndham Hotel; reservation and property management systems; advertising, marketing and promotional programs; a Summerfield Suites® by Wyndham Hotel Directory; management and personnel training programs; operational standards, policies, procedures and techniques as prescribed in the Manual and the quality assurance program, all of which may be changed, improved or further developed from time to time. Franchisor and its Affiliates have all rights in and to the System and Franchisee has only the right to use the System under the terms and conditions of this Agreement.

“System Hotels” means extended stay, all-suite hotels rightfully operated under the System and the Proprietary Marks, whether owned, managed or franchised by Franchisor.

Attachment D – Page 2